UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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Hansen Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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March 20, 2014

Dear Stockholder:

I am pleased to invite you to attend to Hansen Medical, Inc.’s 2014 Annual Meeting of stockholders, to be held on Tuesday, April 29, 2014 at our offices at 800 East Middlefield Road, Mountain View, California 94043. The meeting will begin promptly at 10:00 a.m., local time.

At this year’s meeting, you will be asked to approve the election of the two nominees for director named in the accompanying proxy statement and to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. You will also be asked to approve, on a non-binding advisory basis, the compensation of our named executive officers (as defined in the accompanying proxy statement).

I urge you to vote, as the Board of Directors has recommended:

1.	To elect each of our director nominees;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014; and

3.	To cast your advisory votes to approve the compensation of our named executive officers.

Attached you will find a notice of meeting (which includes a notice of internet availability of our proxy materials) and proxy statement that contains further information about these items, as well as specific details of the meeting.

Only our stockholders of record at the close of business on March 4, 2014 are entitled to vote at the meeting. A list of registered stockholders entitled to vote at the meeting will be available at our office located at 800 East Middlefield Road, Mountain View, California 94043, for ten days prior to the meeting and at the meeting.

We are relying on the Securities and Exchange Commission rule that allows us to furnish our proxy materials to our stockholders over the internet rather than in paper form. We believe this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without hindering our stockholders’ timely access to this important information.

I cordially invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, I urge you to submit your proxy as promptly as possible.

Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card, or vote via telephone or the internet according to the instructions in the proxy statement, as soon as possible to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the proxy statement.

On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,
Christopher P. Lowe Interim Chief Executive Officer

800 East Middlefield Road

Mountain View, CA 94043

T 888-404-5801 F 650-404-5901

www.hansenmedical.com

HANSEN MEDICAL, INC.

800 East Middlefield Road

Mountain View, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 29, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of stockholders of HANSEN MEDICAL, INC., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, April 29, 2014 at 10:00 a.m. local time at 800 East Middlefield Road, Mountain View, California 94043 for the following purposes:

•	Election of the two Class II directors nominated by our Board of Directors to serve for a three-year term and until their successors are elected (Proposal 1);

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 2);

•	Non-binding advisory vote to approve the compensation of our named executive officers (Proposal 3); and

•	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is March 4, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

PETER J. MARIANI
Chief Financial Officer

Mountain View, California

March 20, 2014

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or internet as instructed in these materials or submit your proxy as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2014

The proxy statement and our Annual Report on Form 10-K are available at

http://www.hansenmedical.com/investor-relations/proxy-materials.php

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HANSEN MEDICAL, INC.

800 East Middlefield Road

Mountain View, CA 94043

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

April 29, 2014

Your proxy is solicited by the Board of Directors of Hansen Medical, Inc.® (also referred to as the “Company” or “Hansen”) for use at the 2014 Annual Meeting of Stockholders (also referred to as the “Annual Meeting”). Your vote is very important. For this reason, the Board of Directors is requesting that you allow your shares to be represented at the 2014 Annual Meeting of Stockholders by the proxies named on the proxy card. In connection with the solicitation of proxies by the Board of Directors, we are sending a Notice of Internet Availability of Proxy Materials (also referred to as the “Notice”) to our stockholders of record as of March 4, 2014. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice to all stockholders of record on or about March 20, 2014.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (also referred to as the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice to our stockholders of record as of March 4, 2014. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate your election. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Will I receive any other proxy materials by mail?

We do not expect to send any proxy materials by mail unless requested by you.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Tuesday, April 29, 2014, at 10:00 a.m. Pacific Time at our offices at 800 East Middlefield Road, Mountain View, California 94043. Information on how to vote in person at the Annual Meeting is discussed below.

You will be admitted to the Annual Meeting if you were a Hansen stockholder or joint holder as of the close of business on March 4, 2014, or you have authority to vote under a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 4, 2014, a copy of the voting instruction form provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you are a stockholder who is a natural person and not an entity, you and your immediate family members will be admitted to the Annual Meeting, provided you and they comply with the above procedures.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 4, 2014 will be entitled to vote at the Annual Meeting. On this record date, there were 110,611,857 shares of common stock outstanding. Each share is entitled to one vote.

Stockholder of Record: Shares Registered in Your Name. If on March 4, 2014 your shares were registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the internet or over the telephone as instructed below, or ask for, fill out and return a proxy card, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on March 4, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

1.	Election of the two Class II directors nominated by our Board of Directors to serve for a three-year term and until their successors are elected (Proposal 1)

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 2); and

3.	Non-binding advisory vote to approve the compensation of our named executive officers (Proposal 3).

What are the Board of Directors’ recommendations?

Our Board of Directors unanimously recommends that you vote:

1.	“FOR” the election of each of the two nominees named in this proxy statement to serve on the Board of Directors;

2.	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

3.	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

What if another matter is properly brought before the meeting?

We will also consider any other business that properly comes before the Annual Meeting. As of March 20, 2014, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxy card or voting instruction form will vote the shares they represent using their best judgment.

How do I vote?

For Proposal 1, you may either vote “FOR” each nominee to the Board of Directors or you may withhold your vote from any nominee you specify. For Proposals 2 and 3, you may vote “FOR” or “AGAINST” or abstain from voting. The procedures for voting are fairly simple:

Voting by Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, or vote by proxy on the internet or by mail. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

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To vote by telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Daylight Savings Time on April 28, 2014 to be counted.

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To vote on the internet, go to www.investorvote.com/HNSN to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Daylight Savings Time on April 28, 2014 to be counted.

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To vote by mail, you may do so by first requesting printed copies of the proxy materials by mail and then filling out the proxy card and sending it back in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Voting by Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Hansen. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

We provide internet and telephone proxy voting to allow you to vote your shares online or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access or telephone call, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 4, 2014.

What if I submit a proxy card but do not make specific choices?

Voting by Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted as follows:

•	“FOR” the election of each of the two nominees named in this proxy statement to serve on the Board of Directors;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on the proxy card) will vote your shares as recommended by the Board of Directors or, if no recommendation is given, will vote your shares using his or her best judgment.

Voting by Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker. Direct your written request to Corporate Secretary, Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043 or contact Peter J. Mariani at (650) 404-5800. Stockholders who currently receive multiple Notices at their addresses and would like to request “householding” of their communications should contact their brokers.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may grant a subsequent proxy by telephone or through the internet, provided that your subsequent proxy must be received by 11:59 P.M. Eastern Time on April 28, 2014;

•	You may submit another properly completed proxy card bearing a later date, which must be received before the final vote;

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You may send a timely written notice that you are revoking your proxy to Hansen’s Corporate Secretary at 800 East Middlefield Road, Mountain View, CA 94043, which must be received before the final vote; or

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “WITHHOLD” and broker non-votes with respect to the election of directors, and, with respect to Proposals 2 and 3, “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and entitled to vote, will be counted towards the vote total for each proposal and will have the same effect as “Against” votes.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-discretionary.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “discretionary,” but not with respect to “non-discretionary” matters. Discretionary matters include the ratification of the selection of independent accountants. Accordingly, if you own shares through a nominee, such as a broker or a bank, the nominee will not be able to vote your shares with respect to Proposals 1 and 3.

How many votes are needed to approve each proposal?

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For the election of directors, Proposal 1, the two nominees receiving the most “FOR” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “FOR” or “WITHHELD” will affect the outcome. Broker non-votes will have no effect. Proxies may not be voted for a greater number of persons than the number of nominees named.

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To be approved, Proposal 2, to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Hansen for its fiscal year ending December 31, 2014, must receive “FOR” votes from the holders of a majority of shares present at the meeting either in person or by proxy. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote.

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To be approved, Proposal 3, to approve a non-binding advisory resolution regarding the compensation of our named executive officers must receive a “FOR” vote from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

What is a quorum?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote on the record date, March 4, 2014, are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Stockholders who vote “ABSTAIN” on any proposal and discretionary votes and non-votes by brokers, banks and related agents on routine proposals will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K which we expect to file with the SEC by May 5, 2014. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Current Report on Form 8-K to publish the final results.

I also have access to Hansen’s Annual Report on Form 10-K. Is that a part of the proxy materials?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 13, 2014, is available on the internet along with the Notice and other proxy materials at http://www.hansenmedical.com/investor-relations/corporate-profile.php. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting.

When are stockholder proposals due for next year’s Annual Meeting?

If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 20, 2014, to Hansen’s Corporate Secretary at 800 East Middlefield Road, Mountain View, CA 94043. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2015 Annual Meeting, or nominate a director pursuant to our Bylaws, you must provide specified information to us between December 30, 2014 and January 29, 2015; provided, however, that if our 2015 Annual Meeting is held before March 30, 2014 or after May 29, 2014, you must provide that specified information to us between the 120th day prior to the 2015 Annual Meeting and not later than the 90th day prior to the 2015 Annual Meeting or the 10th day following the day on which we first publicly announce of the date of the 2015 Annual Meeting. If you wish to do so, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (also referred to as the “Board”), is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

Our Board of Directors presently has nine members, with two members in the class whose term expires in 2014, three members in the class whose term expires in 2015 and four members in the class whose term expires in 2016. Accordingly, we have nominated two directors for election at the Annual Meeting. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would continue to serve until the 2017 Annual Meeting and until their successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. Although we do not have a formal policy regarding attendance by members of the Board of Directors at our Annual Meetings, directors are encouraged to attend. Six of our directors attended our 2013 Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Shares represented by executed proxies cannot be voted for more than two nominees. Each person nominated for election has agreed to serve if elected and our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term expires or will continue after the Annual Meeting. We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted below.

Class II Director Nominees for Election for a Three-Year Term Expiring at the 2017 Annual Meeting

Michael L. Eagle

Mr. Eagle, age 66, has served as a member of our Board of Directors since February 2012 and as the Chairman of our Board of Directors since December 2012. Mr. Eagle previously served as the Vice President of Global Manufacturing for Eli Lilly and Company from 1993 through 2001 and held a number of executive management positions with Eli Lilly and Company and its subsidiaries throughout his career there. Since retiring from Eli Lilly and Company, he has been a founding member of Barnard Life Sciences, LLC, a life sciences consulting company. Mr. Eagle is a member of the board of directors and serves on the audit committee of Cadence Pharmaceuticals, Inc., a biopharmaceutical company, and is a member of the board of directors and serves on the audit and compensation committees of Somaxon Pharmaceuticals, Inc., a specialty pharmaceutical company. Mr. Eagle holds a B.M.E. from Kettering University and an M.S.I.A. from Purdue University. Mr. Eagle’s more than forty years of experience in executive management and engineering, primarily focused on the manufacture of pharmaceutical products and medical devices, and his experience on the boards of other public companies contributed to our conclusion that he should serve as a director.

Christopher P. Lowe

Mr. Lowe, age 46, has served as a member of our Board of Directors since September 2006 and as our Interim Chief Executive Officer since February 2014. Mr. Lowe served as Vice President, Administration and Chief Financial Officer of Anthera Pharmaceuticals, Inc., a drug development company, from November 2007 through June 2013, and additionally served as its Chief Business Officer from January 2011 until June 2013. Since leaving Anthera, Mr. Lowe was an independent consultant to life sciences companies until joining FLG Partners, LLC, a CFO consulting, services and board advisory firm, as a partner in January 2014. Mr. Lowe served as Vice President, Finance and Administration of Asthmatx, Inc., a medical device company, since September 2005 and as its Chief Financial Officer from January 2006 to November 2007. Mr Lowe also serves on the board of Pacific Pharmaceutical Services, a cGMP facility providing temperature controlled storage, powder dispensing, in-house label printing and clinical trial materials labeling, clinical distribution logistics and CMC advisory services to the pharmaceutical industry, clinical researchers and academic laboratories.Mr. Lowe holds a B.S. from California Polytechnic State University, San Luis Obispo and an M.B.A. from Saint Mary’s University, Texas. Mr. Lowe’s understanding of our industry, his senior management experience with companies in our industry and his ability to serve as a financial expert on our Audit Committee contributed to our conclusion that he should serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A “FOR” VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class III Directors Continuing in Office Until the 2015 Annual Meeting

Dr. Stephen Newman

Dr. Newman, age 63, has served as a member of our Board of Directors since July 2012. Having served in increasingly senior positions at Tenet Healthcare Corporation over the past 14 years, Dr. Newman has extensive healthcare operations experience. In his recently completed role as Vice Chairman, Dr. Newman led Tenet’s health information technology project deployment, the company’s medical staff development efforts and its quality, safety and service initiative. Prior to his appointment to Vice Chairman in January 2012, Dr. Newman served as Corporate Chief Operating Officer, Executive Vice President, for five years, where his responsibilities included strategic and operational oversight of Tenet’s 49 hospitals and 100 ambulatory and imaging centers. Before his tenure at Tenet, Dr. Newman served as President and Chief Executive Officer of HCA’s Louisville HealthCare Network, where he had operating responsibilities for three hospitals and 3,000 employees within a $500 million business. Dr. Newman currently serves on the board of directors of Cadence Pharmaceuticals, Inc. and is member of its nominating and corporate governance committee. Dr. Newman served on the board of directors of Optimer Pharmaceuticals, Inc. from 2012 through October 2013, and was a member of its audit committee, compensation committee and nominating and corporate governance committee. Dr. Newman also currently serves on the Federal Reserve Bank of Atlanta’s Labor, Education and Healthcare Council and recently completed a five year term on the Board of Directors of the Federation of American Hospitals. Dr. Newman holds an MBA from Tulane University’s AB Freeman School of Business, an M.D. from the University of Tennessee Center for Health Sciences and a Bachelor’s degree from Rutgers University. Dr. Newman’s extensive, senior management experience in healthcare operations and his ability to provide insight into the customers of our products contributed to our conclusion that he should serve as a director.

William R. Rohn

William R. Rohn, age 70, has served as a member of our Board of Directors since March 2012. Mr. Rohn served as Chief Operating Officer of Biogen Idec, the successor company to IDEC Pharmaceuticals, a biotechnology company, from 2003 until 2005. From 1998 until 2003, Mr. Rohn was President and Chief Operating Officer of IDEC Pharmaceuticals, a biotechnology company. Mr. Rohn joined IDEC in 1993 as Senior Vice President, Commercial and Corporate Development and was appointed Senior Vice President, Commercial Operations in 1996. From 1985 until 1993, Mr. Rohn was employed by Adria Laboratories, a pharmaceutical company that has since been acquired by Pfizer Inc., most recently as Senior Vice President of Sales and Marketing. Mr. Rohn is a director of Sophiris Bio Inc. and private entities. Mr. Rohn holds a Bachelor’s degree in Marketing from Michigan State University and completed graduate-level coursework in Business Administration at Indiana State University. Mr. Rohn’s knowledge of our industry and his prior and current experience as a senior officer and director of other healthcare companies contributed to our conclusion that he should serve as a director.

Will K. Weinstein

Will K. Weinstein, age 73, has served as a member of our Board of Directors since July 2013. Currently, Mr. Weinstein serves as a Financial and Investment Advisor and Money Manager to a number of individuals and corporations active in the equity markets. He is also a limited partner of Conifer Securities in San Francisco. Mr. Weinstein was a Governor of the Midwest Stock Exchange for five years, and also served for five years as a Governor of the American Stock Exchange until its merger with Nasdaq in 1998. Mr. Weinstein was Chairman and CEO of Genesis Merchant Group Securities in San Francisco from 1989 until it was sold in 1997. He then started and managed a hedge fund and two private equity partnerships. Prior to Genesis, he was the Investment and Financial Policy Advisor to the Pritzker family in Chicago. Previously, Mr. Weinstein was the Managing Partner of Montgomery Securities in San Francisco and Chairman of its Investment Policy Committee. He was also a member of the Executive Committee of Oppenheimer and Co. and its partner in charge of trading in the 1970’s. Mr. Weinstein is a member of the board of directors of the Osher Center for Integrative Medicine in San Francisco, and he recently joined the board of the San Francisco State University Foundation, where he is a member of the endowment and athletic committees. Mr. Weinstein’s previous board affiliations include DHL Incorporated, Butterfield & Butterfield, Beverly Enterprises, Mt. Zion Hospital, the San Francisco Chapter of the Juvenile Diabetes Research Foundation, the San Francisco Performances, the Robert H. Lurie Comprehensive Cancer Center, the UCSF Department of Prostate Cancer Advocacy Core and the City College of San Francisco Foundation. He was a member of a former California Controller’s Advisory Council for Investment and served as the West Coast Chair for Bridging the Rift Foundation. Mr. Weinstein also teaches Ethics in both the Business School and Law School at the University of Hawaii Manoa and has lectured worldwide on the subject. The Board appointed Mr. Weinstein as a director in 2013 due to, among other things, his extensive experience in financial services as well as his knowledge in the field of corporate ethics and governance.

Class I Directors Continuing in Office Until the 2016 Annual Meeting

Marjorie L. Bowen

Marjorie Bowen, age 49, has served as a member of our Board of Directors since July 2013. Ms. Bowen is an experienced public and private company director who is a qualified financial expert and is well versed in corporate governance matters. In addition to Hansen, Ms. Bowen has served as a director for four publicly listed companies (Dune Energy and Illinois Power Generating Co., and previously, Talbots, and Texas Industries, Inc.) as well as four privately held companies. Ms. Bowen’s directorships follow a nearly 20 year career in investment banking at Houlihan Lokey, advising boards of public companies on transactional, strategic and other shareholder matters, and heading the firm’s industry leading fairness opinion practice. During her nearly two decades at Houilhan Lokey Ms. Bowen was an active deal advisor to public company boards, a product and practice leader, as well as a member of the firm’s senior management. Ms. Bowen has amassed a broad base of experience on virtually every type of corporate finance transaction for both healthy and distressed companies. Ms. Bowen holds a B.A. from Colgate University and an M.B.A. from the University of Chicago. The Board appointed Ms. Bowen as a director in 2013 due to, among other things, her nearly 25 years of experience in advising both public and private companies as an investment banker and corporate director.

Kevin Hykes

Mr. Hykes, age 48, has served as a member of our Board of Directors since July 2009. Mr. Hykes is currently an Operating Partner at Versant Ventures and the Chairman and CEO of Metavention, Inc., an early-stage medical device company focused on the development of interventional therapies for the treatment of type 2 diabetes. From March 2010 until December 2012, Mr. Hykes was the President and Chief Executive Officer at Cameron Health, Inc., an implantable defibrillator company, which was acquired by Boston Scientific Corporation in June 2012. From May 2008 to March 2010, Mr. Hykes served as the Chief Commercial Officer at Visiogen, Inc., a developer of products for cataract and refractive patients, which was acquired by Abbott Laboratories in October 2009. Previously, Mr. Hykes was employed by Medtronic, Inc., from 1992 to 2008, including as Vice President, Healthcare Systems, from December 2005 to May 2008 and as Vice President, Heart Failure Business, from May 2003 to December 2005. Mr. Hykes holds a B.A. in Business Administration from the University of Wisconsin, Madison and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Hykes’ knowledge of our industry, his experience as a senior officer of other medical device companies and his ability to provide insight into our sales and marketing strategies contributed to our conclusion that he should serve as a director.

Jack W. Schuler

Jack W. Schuler, age 73, has served as a member of our Board of Directors since August 2013. Mr. Schuler is a co-founder and partner in Crabtree Partners LLC, a private investment firm in Lake Forest, IL. Mr. Schuler worked for Texas Instruments from 1964 to 1972 in France, Germany, and Japan. From 1972 to 1989, he was employed by Abbott Laboratories in various positions, the last four years as President and Chief Operating Officer. He currently serves on the board of directors for Accelerate Technologies, Quidel Corporation, and Stericycle and is a trustee of Carleton College. He received a B.S. degree in Mechanical Engineering from Tufts University and an M.B.A. degree from Stanford University Graduate School of Business Administration. The Board appointed Mr. Schuler as a director in 2013 due to, among other things, his experience as both a medical device executive and an investor and advisor to medical device companies and due to the Company’s obligations under a rights agreement with certain investors in the Company’s August 2013 private placement financing. See “Previous Selection of Directors.”

Nadim Yared

Mr. Yared, age 46, has served as a member of our Board of Directors since July 2012. Mr. Yared’s career in the medical device industry has spanned nearly 20 years. He currently serves as the President and Chief Executive Officer of CVRx, Inc., a privately-held medical device company developing the Barostim neo™ system, an active implantable device for the treatment of hypertension and heart failure. During his seven years in this position, Mr. Yared has helped CVRx raise significant funding to develop the company’s next generation technology and conduct clinical trials. Preceding his term at CVRx, Mr. Yared served as Vice President and General Manager of Medtronic, Inc. for four years. During his tenure, he directed sales, marketing, business development, product/technology development and manufacturing of surgical medical imaging products. Until 2002, Mr. Yared held increasingly senior positions at GE Medical Systems over a period of nine years. Much of his focus during this time was medical device sales and marketing management. Mr. Yared also currently serves on the boards of the medical device industry trade group, AdvaMedand te medical device innovation consortium, MDIC, a public-private partnership. Mr. Yared holds an M.B.A. from Insead in Paris France, and an engineering degree from Ecole Nationale Superieure des Telecommunications. Mr. Yared’s knowledge of our industry, his current experience as a Chief Executive Officer of a medical device company, his prior senior management experiences in the medical industry, and his ability to provide insight into our engineering, marketing and sales strategies contributed to our conclusion that he should serve as a director.

Previous Selection of Directors

In August 2013, our Board of Directors appointed Jack Schuler as a director in connection with a rights agreement with certain investors in the Company’s August 2013 private placement financing. We agreed to nominate Mr. Schuler or any other person nominated by Mr. Schuler and reasonably acceptable to us if he is unavailable, for so long as the Schuler Family Foundation (or an affiliate thereof) continues to beneficially own at least 50% of the shares and warrants initially issued to it in the private placement transaction.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the listing standards of The Nasdaq Stock Market (“Nasdaq”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. Our Board of Directors consults with our outside legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent auditors, the Board of Directors has affirmatively determined that the following eight directors who presently serve on our Board of Directors are independent directors within the meaning of the applicable Nasdaq listing standards: Ms. Bowen, Mr. Eagle, Mr. Hykes, Dr. Newman, Mr. Rohn, Mr. Schuler, Mr. Weinstein and Mr. Yared. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Lowe, the Company’s Interim Chief Executive Officer, is not an independent director by virtue of his interim employment with the Company. There are no familial relationships among our directors and executive officers.

Meetings of the Board of Directors

The Board of Directors met 19 times during the fiscal year ended December 31, 2013. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member during 2013. As required under applicable Nasdaq listing standards, during the fiscal year ended December 31, 2013, the Company’s independent directors met at least four times in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding the Board of Directors and its Committees

The Board of Directors has four standing committees: an Audit Committee, a Commercial Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. (In addition, the Board has delegated limited authority to a one person equity award committee as described below.) The following table provides membership and meeting information for the fiscal year ended December 31, 2013 for each of the Board committees:

Name	Audit		Commercial		Compensation		Nominating and Corporate Governance
Marjorie L. Bowen	X
Michael L. Eagle
Kevin Hykes			X	*	X
Christopher P. Lowe	X	*			X
Stephen L. Newman, M.D.	X						X	*
William Rohn			X		X	*
Jack W. Schuler					X
Will K. Weinstein							X
Nadim Yared			X				X

Total meetings in fiscal 2013	5		5		9		3

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of its financial statements. For this purpose, the Audit Committee performs several functions. Among other things, our Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on our audit engagement team as required by law;

•	reviews and approves or rejects all related-party transactions;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•

meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of December 31, 2013, the Audit Committee consisted of three directors: Mr. Lowe (Chairman), Ms. Bowen and Dr. Newman. In October 2013, Mr. Eagle resigned from the Audit Committee and Ms. Bowen was appointed to the Audit Committee. The Audit Committee met five times during the fiscal year ended December 31, 2013. On February 9, 2014, Mr. Lowe resigned as a member of the Audit Committee, Ms. Bowen was appointed as the Chairman of the Audit Committee and Mr. Eagle was appointed as a member of the Audit Committee. The Audit Committee has adopted a written charter that is available to stockholders on our website at http://www.hansenmedical.com/investor-relations/corporate-governance.php.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Nasdaq listing standards). The Board of Directors has also determined that Ms. Bowen and Mr. Lowe are each an “audit committee financial expert” as defined under applicable SEC rules.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of the Company that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Audit Committee has discussed with Deloitte & Touche LLP, its independent registered public accounting firm, the matters required to be discussed under the applicable rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP, its independent registered public accounting firm, required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. Based on the foregoing, the Audit Committee unanimously recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

From the members of our Audit Committee:

Marjorie L. Bowen, Chairman

Michael L. Eagle

Dr. Stephen L. Newman

Commercial Committee

The Commercial Committee was formed in October 2012. As of December 31, 2013, the Commercial Committee consisted of three directors: Mr. Hykes (Chairman), Dr. Rohn and Mr. Yared. All members of our Commercial Committee are independent (as independence is currently defined in Nasdaq listing standards). The Commercial Committee met five times during the fiscal year ended December 31, 2013.

The Commercial Committee of our Board of Directors acts on behalf of the Board to oversee our sales and marketing strategies. Among other things, the Commercial Committee:

•	carries out periodic in-depth reviews of the sales strategies and plans for marketing and selling the Company’s currently marketed devices and evaluates resulting sales performance;

•	reviews the pre-marketing and commercial launch strategies for the Company’s pre-launch products;

•

reviews the proposed contractual relationships with key distributors and sales channel partners prior to entering into such relationships and assesses the effectiveness of the working relationships with key distributors and sales channel partners on an annual basis;

•

reviews the organization structure, compensation structure, capabilities and resources available to the commercial functions, and makes recommendations to executive management and the Compensation Committee with regard to these functions; and

•	acts as counsel to the Chief Executive Officer on matters related to commercial strategy.

Compensation Committee

The Compensation Committee was formed in October 2004. As of December 31, 2013, the Compensation Committee consisted of four directors: Mr. Rohn (Chairman), Mr. Hykes, Mr. Lowe and Mr. Schuler (who was appointed to the Compensation Committee in October 2013). All members of our Compensation Committee are independent (as independence is currently defined in Nasdaq listing standards). On February 9, 2014, Mr. Lowe resigned as a member of the Compensation Committee in order to become our Interim Chief Executive Officer. The Compensation Committee met nine times during the fiscal year ended December 31, 2013.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Hansen under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and other senior management and evaluation of performance in light of these stated objectives;

•

review and determination or recommendation, as applicable, of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the executive officers and non-employee directors;

•	review and approval of appropriate insurance coverage for our officers and directors;

•	administration of the Company’s equity compensation plans, deferred compensation plans and other similar plans and programs;

•

reviewing with management our compensation-related disclosures, including the Compensation Discussion and Analysis included in this proxy, and recommending that the Board include such Compensation Discussion and Analysis in proxy statements and other Company filings;

•

overseeing our submission to stockholder votes of matters related to compensation, including approval of equity compensation plans and non-binding advisory votes approving executive compensation and the frequency of such votes, and considering compensation strategy, plans, programs and policies in light of the results of such votes; and

•

annually review our risk management processes relating to our compensation programs, including determination of whether any such program encourages undue or inappropriate risk-taking by our personnel that is reasonably likely to have a material adverse effect on us.

The current written charter is available to stockholders on the Company’s website at

http://www.hansenmedical.com/investor-relations/corporate-governance.php.

Compensation Committee Processes and Procedures

The agenda for each Compensation Committee meeting is usually developed by the Chief Executive Officer and the Chairman of the Compensation Committee, with input from the Chief Financial Officer and the Vice President, Human Resources. The Compensation Committee meets regularly in executive session and with various members of management. From time to time, outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide compensation and financial data or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain, at the Company’s expense, compensation consultants, legal counsel and other advisors to assist in its evaluation of executive and director compensation, including the authority to approve the advisors’ reasonable fees and other retention terms.

To assist it in making 2013 compensation decisions, the Compensation Committee retained J. Thelander Associates as its independent compensation consultant. J. Thelander Associates serves at the pleasure of the Compensation Committee rather than our management and its fees are approved by the Compensation Committee. J. Thelander Associates provides the Compensation Committee with data about the compensation paid by our peer group and other employers who compete with the Company for executives, updates the

Compensation Committee on new developments in areas that fall within the Compensation Committee’s jurisdiction, and is available to advise the Compensation Committee regarding all of its responsibilities, including best practices and market trends in executive compensation. J. Thelander Associates also provides data and recommendations concerning the compensation of our non-employee directors.

The Compensation Committee also retained Enright & Associates, an independent compensation consultant, to assist the Compensation Committee and the Board of Directors in conducting a 360 degree performance appraisal for Mr. Barclay in 2013. In October 2013, the Compensation Committee engaged Compensia, an independent compensation consultant, to assist the Compensation Committee in its deliberations on compensation payable to our named executive officers in 2014. Our Compensation Committee has assessed the independence of J. Thelander Associates, Enright & Associates and Compensia pursuant to SEC and Nasdaq listing rules and determined that their work did not give rise to any conflicts of interest.

Typically, the Compensation Committee makes most significant adjustments, if any, to annual compensation and determines target bonus and equity awards at one or more meetings held during the fourth quarter of the preceding year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer on which compensation determinations are then made. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines whether, and if so in what manner, to recommend to the full Board of Directors any adjustments to his compensation as well as equity awards to be granted.

For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, survey data, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

As required under its charter, the Compensation Committee reviews, discusses and assesses its own performance at least annually. As required under applicable law and current Nasdaq listing standards, the Compensation Committee also periodically, but at least annually, reviews and assesses the adequacy of its charter, including the Compensation Committee’s role and responsibilities.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ended December 31, 2013 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2013, the Compensation Committee consisted of four directors: Mr. Rohn (Chairman), Mr. Hykes, Mr. Lowe and Mr. Schuler (who was appointed a member of the Compensation Committee in October 2013). During 2013, none of these directors were a then present or former officer or employee of the Company. On February 9, 2014, Mr. Lowe resigned from the Compensation Committee and was appointed as our interim Chief Executive Officer. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. We have had a Compensation Committee for nine and a half years. Prior to establishing the Compensation Committee, our full Board of Directors made decisions relating to compensation of our executive officers.

Equity Award Committee

Our Board of Directors has delegated to an Equity Award Committee, comprised of one member of the Board, a limited power to grant stock options and restricted stock units under certain circumstances. The Equity Award Committee may only grant awards to newly hired non-executive employees who do not directly report to the sole member of the Equity Award Committee; such awards must have a four-year vesting schedule with a one-year cliff, and must be made pursuant to a form of stock option or stock unit agreement adopted by the Board of Directors or the Compensation Committee. The awards granted by the Equity Award Committee cannot exceed either (i) 100,000 shares to any individual in any calendar year or (ii) 500,000 shares in total to all individuals in any calendar year, and the number of shares subject to each award must also be within guidelines established by the Board of Directors or the Compensation Committee from time to time. Stock option grants are effective on the last trading day of the calendar month occurring on or after the date of approval by the Equity Award Committee or, if later, the employee’s employment commencement date. Restricted stock unit grants are effective on the date of approval by the Equity Award Committee or, if later, the employee’s employment commencement date. The sole member of the Equity Award Committee is appointed by the action of the full Board of Directors, considering the recommendation of the Nominating and Corporate Governance Committee, if any. Christopher P. Lowe, our Interim Chief Executive Officer, is currently the sole member of the Equity Award Committee.

Board Leadership Structure

Under the Board of Director’s current leadership structure, Mr. Eagle, an independent, non-management member of the Board, serves as the Chairman of our Board of Directors. As Chairman, Mr. Eagle has authority to call meetings of our Board of Directors and presides over meetings of our Board of Directors. In addition, in his role as Chairman, Mr. Eagle coordinates with the Chief Executive Officer on agendas for meetings of the Board of Directors and on the quality, quantity and timeliness of information submitted by management to independent directors, serves as the principal liaison between the independent directors and the Chief Executive Officer, and has such further responsibilities as the Board of Directors may designate from time to time. While the Board believes that the current and past separation of the chairman and principal executive officer positions has served our company well, the Board does not believe that it is appropriate to prohibit one person from serving as both chairman and chief executive officer. However, at the present time, based on the skills, experience and time availability of Mr. Eagle, the other members of the Board and of management, having a separate Chairman of the Board of Director and Chief Executive Officer enhances the Board’s oversight of management, the Board’s independence and our overall leadership structure. The Board is aware of the dynamic environment in which the Company operates and periodically assesses whether the current leadership structure remains appropriate.

Risk Oversight Management

The Board of Directors takes an active role, as a whole and at the committee level, in overseeing management of our company’s risks. Our management keeps the Board of Directors apprised of significant risks facing the company and the approach being taken to understand, manage and mitigate such risks. Specifically, strategic risks are overseen by the full Board of Directors; financial risks are overseen by the Audit Committee; risks relating to compensation plans and arrangements are overseen by the Compensation Committee; risks associated with director independence and potential conflicts of interest are overseen by the Nominating and Corporate Governance Committee; and risks associated with our marketing and sales operations are overseen by the Commercial Committee. Additional review or reporting on enterprise risks is conducted as needed or as requested by our Chairman, our full Board of Directors, our independent directors or the appropriate committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. As of December 31, 2013, the Nominating and Corporate Governance Committee was comprised of three directors: Dr. Newman (Chairman), Mr. Yared and Mr. Weinstein. In October 2013, Mr. Hykes resigned from the Nominating and Corporate Governance Committee and Mr. Weinstein was appointed to the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during the fiscal year ended December 31, 2013. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at http://www.hansenmedical.com/investor-relations/corporate-governance.php.

The Board of Directors and the Company seek to maintain a Board comprised of members who can productively contribute to the success of the Company. Accordingly, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and the perceived needs of the Company at that time. This assessment includes consideration of issues of, among other things, judgment, diversity, age, skills, background and industry knowledge. However, the Board retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. In 2013, the Nominating and Corporate Governance Committee engaged KFA Search, Inc. to assist in identifying and selecting potential director candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board of Directors.

Stockholder Communications with the Board of Directors

The Company has not established a formal process related to stockholder communications with the Board of Directors due to the limited number of such communications historically. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the full Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been appropriate. Our stockholders may direct communications to a particular director or to the directors generally, in care of Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043.

Code of Business Conduct and Ethics

We have adopted the Hansen Medical, Inc. Code of Business Conduct and Ethics, which applies to all directors and employees, including executive officers, including, without limitation, our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at http://www.hansenmedical.com/investor-relations/corporate-governance.php. If we grant any waivers from, or makes any substantive amendments to, a provision of the Code of Business Conduct and Ethics, we will promptly disclose the nature of the amendment or waiver on our website. In addition, we intend to promptly disclose (1) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future. The inclusion of our website address in this report does not include or incorporate by reference the information on our website into this proxy statement.

Director Compensation

Our non-employee directors are eligible to receive the cash and equity compensation described below. These amounts were reviewed against the non-employee director compensation practices of a group of peer companies in December 2012, and, to narrow the disparity between our non-employee director compensation and that of the peer group, the base retainer was increased and an additional retainer for the chairman of the Board of Directors was added effective for 2013. This peer group was the same group of similarly-situated peer companies that we used to evaluate 2013 compensation for our Chief Executive Officer and Chief Financial Officer.

•	$35,000 per year for service as a Board of Directors member;

•	An additional $25,000 per year for service as chairman of the Board of Directors;

•	$12,000 per for service as chairman of the Audit Committee;

•	$5,000 per year for service as chairman of the Compensation Committee, Nominating and Corporate Governance Committee and/or the Commercial Committee;

•	$2,000 per year for service as non-chairman member of the Audit Committee;

•	$1,000 per year for service as non-chairman member of the Compensation Committee, Nominating and Corporate Governance Committee and/or Commercial Committee;

•	$1,500 for each Board of Directors meeting attended in person ($500 for meetings attended by video or telephone conference);

•	$500 for each Audit Committee meeting attended ($1,000 for the chairman of the Audit Committee for each meeting attended); and

•	$500 for each meeting attended of the Compensation Committee, Nominating and Corporate Governance Committee and/or Commercial Committee.

We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and of committees of our Board of Directors.

Non-employee directors receive automatic grants of non-statutory stock options under our 2006 Equity Incentive Plan. For purposes of our automatic director grant program, a non-employee director is a director who is not employed by us and who does not receive compensation from us or have a business relationship with us that would require disclosure under certain SEC rules. Each non-employee director joining our Board of Directors is automatically granted a non-statutory stock option to purchase 50,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the grant date. This initial option will vest ratably over 36 months of service.

In addition, on the date of each Annual Meeting of our stockholders, each non-employee director is automatically granted a non-statutory stock option to purchase 30,000 shares of our common stock (except for the chairman of the Board of Directors, if any, who automatically receives a grant for 40,000 shares) with an exercise price equal to the fair market value of our common stock on the grant date. However, the number of shares subject to an annual grant will be reduced on a pro rata basis for each quarter that the director did not serve as a non-employee director during the 12-month period beginning on the date of the previous Annual Meeting. Automatic annual grants vest ratably over 12 months of service. If a non-employee director’s service is terminated within 12 months after we are subject to a change in control other than as a result of a director’s voluntary resignation, then all of the director’s automatic grants will become fully vested. In general, options held by our non-employee directors remain exercisable for up to 12 months from the date of such director’s termination of service. All automatic director options have a maximum term of up to ten years.

2013 Director Compensation Table

The following table shows certain information with respect to the compensation of all of our non-employee directors for the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Mr. Eagle	$77,750	$42,920	$120,670
Ms. Bowen(4)	$24,000	$42,790	$66,790
Mr. Hykes	$63,000	$32,190	$95,190
Mr. Lowe	$70,000	$32,190	$102,190
Dr. Newman	$59,500	$32,190	$91,690
Mr. Rohn	$59,500	$32,190	$91,690
Mr. Schuler(5)	$17,833	$52,970	$70,803
Mr. Weinstein(6)	$23,750	$45,128	$68,878
Mr. Yared	$55,000	$32,190	$87,190

(1)	The amounts in this column represent the aggregate grant date fair value of option awards granted to the director in our fiscal year 2013 computed in accordance with FASB ASC Topic 718. See Note 9 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 13, 2014, for a discussion of all assumptions made by us in determining the grant date fair values of our equity awards. Amount consists of: (a) $42,920 with respect to the option granted to Mr. Eagle on May 30, 2013; (b) $42,790 with respect to the option granted to Ms. Bowen on July 16, 2013; (c) $32,190 with respect to the options granted to Messrs. Hykes, Lowe, Rohn, Yared and Dr. Newman on May 30, 2013; (d) $52,970 with respect to the option granted to Mr. Schuler on August 8, 2013; and (e) $45,128 with respect to the option granted to Mr. Weinstein on July 8, 2013.

(2)	As of December 31, 2013, our non-employee directors held outstanding stock options as follows:

Name	Shares of Common Stock Subject to Stock Options
Mr. Eagle	72,500
Ms. Bowen	50,000
Mr. Hykes	90,000
Mr. Lowe	121,250
Dr. Newman	60,000
Mr. Rohn	62,500
Mr. Schuler	50,000
Mr. Weinstein	50,000
Mr. Yared	60,000

(3)	On May 30, 2013, Mr. Eagle received an option to purchase 40,000 shares of our common stock, and each of Messrs. Hykes, Lowe, Rohn, Yared and Dr. Newman received an option to purchase 30,000 shares of our common stock, at an exercise price of $1.72 per share. In connection with his joining our Board of Directors, on July 8, 2013, Mr. Weinstein received an option to purchase 50,000 shares of our common stock at an exercise price of $1.45 per share. In connection with her joining our Board of Directors, on July 16, 2013, Ms. Bowen received an option to purchase 50,000 shares of our common stock at an exercise price of $1.38 per share. In connection with his joining our Board of Directors, on August 8, 2013, Mr. Schuler received an option to purchase 50,000 shares of our common stock at an exercise price of $1.69 per share. All of these option grants were made pursuant to our non-employee director compensation program.

(4)	Ms. Bowen was appointed to our Board of Directors effective July 16, 2013.

(5)	Mr. Schuler was appointed to our Board of Directors effective August 8, 2013.

(6)	Mr. Weinstein was appointed to our Board of Directors effective July 8, 2013.

Director Stock Ownership Guidelines

Our Board of Directors believes that directors should have a significant financial stake in our company to help align their interests with those of our stockholders and to promote sound corporate governance. In December 2013, our Board of Directors (upon recommendation of our Compensation Committee) adopted stock ownership guidelines providing that each non-employee director should own shares or certain share equivalents with a value equal to at least twice their annual base cash retainer (that is, twice the current $35,000 base retainer, or $70,000). Non-employee directors have five years from the later of (i) December 11, 2013, or (ii) the date such non-employee director joined our Board of Directors to achieve this ownership level. Thereafter, compliance will be measured annually. At its discretion, our Board of Directors may waive this requirement if a non-employee director would otherwise incur a hardship. We anticipate that all non-employee directors with at least one year of service will satisfy the stock ownership guidelines when they become effective at the end of the compliance period.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP, independent registered accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2014 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has been the Company’s Independent Registered Public Accounting Firm since September 2010. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2013 and 2012 by Deloitte & Touche LLP, the Company’s current principal accountant.

	Fiscal Year Ended (in thousands)
	2013	2012
Audit Fees	$630.0	$584.0
Audit-related Fees	80.0	—
Tax Fees	—	—
All Other Fees	2.2	—

Total Fees	$712.2	$584.0

All fees described above were approved by either the Audit Committee or the Board of Directors.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services and audit-related services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A “FOR” VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2011 Annual Meeting, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, every three years. Subsequently, our Board of Directors adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. We will hold our next “say on pay” vote in 2017.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices. Such items are described further in the “Executive Compensation” section of this Proxy Statement (including the “Compensation Discussion and Analysis,” “Summary Compensation Table” and other compensation-related tables and accompanying narrative).

The primary goals of our executive compensation programs are to attract and retain highly talented executives, reward them for achieving our business objectives and align their interest with those of our stockholders. In general, our executive compensation program consists of a mix of cash and equity incentives designed to reward our named executive officers for achieving both department and corporate performance goals on a short- and long-term basis.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve the compensation of the Company’s named executive officers as disclosed in the 2013 Summary Compensation Table and the accompanying tables and narrative, including “Compensation Discussion and Analysis.”

This vote is advisory and therefore not binding on our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders, however, and will carefully review and consider the voting results when evaluating our executive compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A “FOR” VOTE IN FAVOR OF PROPOSAL 3.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of February 28, 2014 are as follows:

Name	Age	Position
Christopher P. Lowe	46	Interim Chief Executive Officer and Director
Robert Cathcart	53	Senior Vice President of Global Sales
Joseph Guido	48	Vice President, Marketing and Business Development
Rita Jacob	54	Vice President of Clinical Affairs and Training
Susan Leonard	51	Vice President, Human Resources
Peter J. Mariani	50	Chief Financial Officer
William Sutton	50	Chief Operating Officer

Christopher P. Lowe has served as a member of our Board of Directors since September 2006 and as our Interim Chief Executive Officer since February 2014. Mr. Lowe served as Vice President, Administration and Chief Financial Officer of Anthera Pharmaceuticals, Inc., a drug development company, from November 2007 through June 2013, and additionally served as its Chief Business Officer from January 2011 until June 2013. Since leaving Anthera, Mr. Lowe was an independent consultant to life sciences companies until joining FLG Partners, LLC, a CFO consulting, services and board advisory firm, as a partner in January 2014. Mr. Lowe served as Vice President, Finance and Administration of Asthmatx, Inc., a medical device company, since September 2005 and as its Chief Financial Officer from January 2006 to November 2007. Mr. Lowe holds a B.S. from California Polytechnic State University, San Luis Obispo and an M.B.A. from Saint Mary’s University, Texas.

Robert Cathcart joined Hansen in January 2013 as Senior Vice President of Global Sales. Prior to joining Hansen, Mr. Cathcart served as the Chief Commercial Officer of HyperBranch Medical Technology, a surgical medical device company, from October 2011 until April 2012. From April 2009 to August 2011, he served as the President and CEO of FlowCo, Inc./3DT Holdings, a privately-held medical device company focused on interventional cardiology. From 2001 to 2009, Mr. Cathcart worked at Datascope Corporation (acquired by Maquet); where he served as the Division President and Vice President of Sales in the Cardiac Assist Division, and later the President of the Interventional Products Division. Mr. Cathcart has also led the sales functions of Promedix Inc., Bard Access Systems and MedChem Products. He began his career at Davis + Geck, where he served as a sales representative, global training manager, regional manager, and eventually area director of the endo-surgery division. Mr. Cathcart holds a Bachelor of Arts degree from DePauw University.

Joseph Guido joined Hansen in April 2012 as Vice President, Marketing & Business Development. Prior to joining Hansen, from July 2011 to November 2011, Mr. Guido served as the President of Heartstitch Medical, a medical devices company. From May 2006 to October 2010, Mr. Guido was Vice President of Sales and Marketing at Novare Surgical Systems, Inc., a privately-held medical device company that developed innovative products for minimally invasive surgery. Previous to Novare, he was the Director of Global Strategic Marketing for Abbott Vascular Devices’ vessel closure business, and Vice President of Global Marketing at Intuitive Surgical, a public medical device company specializing in surgical robotic systems. Mr. Guido has a Bachelor of Science degree in Business Administration from Villanova University and a Master’s degree in Business Administration from Pepperdine University.

Rita Jacob joined Hansen in December 2010 as Vice President of Clinical Affairs and Training. Ms. Jacob has more than 20 years of experience in training, technical support and collaboration with vascular surgeons and interventionalists. From April 2009 to December 2010, prior to joining Hansen, Ms. Jacob was Director, Clinical Affairs, Vascular Therapies for Covidien. From June 2006 to April 2009, Ms. Jacob served as Vice President, Clinical Affairs at Bacchus Vascular, Inc. Prior to joining Bacchus she helped design and manage training and clinical research of AAA (abdominal aortic aneurysm) stent grafts for Medtronic and Boston Scientific Corporation. Earlier in her career she held multiple clinical, sales and related functional positions with Guidant and ACS. Ms. Jacob has a bachelor of science degree in nursing from the University of Maryland and is a registered nurse.

Susan Leonard joined Hansen as Vice President, Human Resources in January, 2012. She has nearly 20 years of experience in human resources working and consulting for medical technology companies throughout the Bay Area. From 1998 through 2012, Ms. Leonard worked as Owner and Principal Consulting for Susan Leonard Consulting. Ms. Leonard has also held HR management positions for numerous companies including First Medical, Inc., Guidant and ACS, and Working Assets Funding Service. Ms. Leonard has a bachelor’s degree in economics from University of California, Berkeley and an MBA from Columbia University.

Peter J. Mariani joined Hansen in June 2011 as Chief Financial Officer. From December 2009 to September 2010, Mr. Mariani was Chief Financial Officer and a board member of BMW Constructors, Inc., a private industrial construction services firm. From January 2007 to January 2009, Mr. Mariani was Senior Vice President and Chief Financial Officer of Harlan Laboratories, a preclinical services company. From April 2006 to November 2006, Mr. Mariani was Vice President Finance, Integration Synergy Program Office, of Boston Scientific Corporation, following Boston Scientific’s acquisition of Guidant Corporation. From November 1994 to April 2006, Mr. Mariani held a variety of senior financial positions with Guidant Corporation, including serving as its controller and chief accounting officer from July 2002 to April 2006. Mr. Mariani began his career at Ernst & Young and served as an audit manager for a variety of public and private clients in many different industries, including healthcare. He has a Bachelor of Science degree in accounting from Indiana University and is a certified public accountant.

William Sutton joined Hansen in December 2012 as Chief Operating Officer. Mr. Sutton has over 25 years of product development and manufacturing experience in the medical technology industry. Prior to joining the Company, Mr. Sutton served in increasingly senior positions at St. Jude Medical over the past ten years, including most recently as Vice President of Research and Development of the Atrial Fibrillation (“AF”) Division since September 2006. Earlier in his tenure at St. Jude Medical, he served as Vice President of Program Management and Site Manager of the AF Division and as Director for research and development for the Cardiac Surgery Division. Prior to St. Jude Medical, Mr. Sutton held executive management positions in research and development and manufacturing at Vascular Solutions, Urologix and C.R. Bard. Mr. Sutton began his career as a development engineer in the Diagnostics Division of Abbott Labs, and holds a B.S. and M.S. in mechanical engineering from Stanford University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2014 by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated in the table below, the principal address of each of the persons listed below is c/o Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043.

	Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Entities affiliated with Larry Feinberg(2) c/o Oracle Partners, L.P. 200 Greenwich Avenue, 3rd Floor Greenwich, CT 06830	22,140,031	19.99%

Entities affiliated with Jack W. Schuler(3) 28161 North Keith Drive Lake Forest, Illinois 60045	22,140,031	19.99%

Intuitive Surgical Operations, Inc.(4) 1250 Kifer Road, Building 103 Sunnyvale, CA 94086	5,291,005	4.78%

Named Executive Officers and Directors:
Bruce J Barclay(5)	2,223,364	1.97%

Marjorie L. Bowen(6)	135,057	*

Michael L. Eagle(7)	60,832	*

Kevin Hykes(8)	157,601	*

Christopher P. Lowe(9)	181,250	*

Dr. Stephen L. Newman(10)	230,861	*

William Rohn(11)	280,833	*

Jack W. Schuler(3)	22,140,031	19.99%

Will K. Weinstein(12)	2,976,849	2.67%

Nadim Yared(13)	74,829	*

Robert Cathcart(14)	91,385	*

Joseph Guido(15)	230,117	*

Peter J. Mariani(16)	426,873	*

William Sutton(17)	116,665	*

All directors and executive officers as a group (16 persons)(18)	33,676,322	26.80%

*	Represents less than one percent.

(1)

This table is based upon information supplied by officers, directors and principal stockholders, and Schedules 13G and Form 4s, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on shares outstanding on February 28, 2014, adjusted as required by rules promulgated by the SEC. Shares of common stock subject to options and/or restricted stock units outstanding as of February 28, 2014 that were then exercisable or are exercisable within 60 days of February 28, 2014, are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

(2)	Based in part on a Form 4 filed with the SEC on February 18, 2014. Includes 13,657,006 shares owned by Oracle Partners, LP. (“Partners”), 1,914,222 shares owned by Oracle Institutional Partners, L.P. (“Institutional Partners”), 3,436,713 shares owned by Oracle Ten Fund Master, L.P. (“Ten Fund”), 39,500 shares owned by The Feinberg Family Foundation (the “Foundation”), 190,500 shares are owned by Oracle Investment Management, Inc. Employees’ Retirement Plan (the “Retirement Plan”) and 338,206 shares are owned by Larry N. Feinberg. Additionally, Partners, Ten Fund and Institutional Partners own warrants exercisable for up to an aggregate of to 6,481,442 shares, however, certain of the warrants may not be exercised to the extent such exercise would cause the holder of such warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of our common stock then outstanding. Mr. Feinberg serves as the managing member of Oracle Associates, LLC, the general partner of Partners and Institutional Partners, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Partners and Institutional Partners. Mr. Feinberg is the sole shareholder, director and president of Oracle Investment Management, Inc., which serves as investment manager to Ten Fund and the Retirement Plan, and accordingly, may be deemed to be the beneficial owner of the shares beneficially owned by Ten Fund and the Retirement Plan. Mr. Feinberg is the trustee of the “Foundation” and has the sole power to direct the voting and disposition of the Shares in Foundation and accordingly, may be deemed to be the indirect beneficial owner of the shares. Mr. Feinberg disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(3)	Based in part on a Schedule 13D filed with the SEC on August 8, 2013 and a Form 4 filed with the SEC on February 28, 2014. Includes 5,319,769 shares owned by Jack W. Schuler, 13,233,640 shares owned by the Schuler Family Foundation, 16,000 shares owned by Renate Schuler and 11,111 shares that Mr. Schuler has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Additionally, the Schuler Family Foundation own warrants exercisable for up to an aggregate of 7,488,188 shares, however, certain of the warrants may not be exercised to the extent such exercise would cause the holder of such warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of our common stock then outstanding. Mr. Schuler disclaims any beneficial interest in any of the shares owned by the Schuler Family Foundation.

(4)	Based on a Schedule 13G filed with the SEC on November 7, 2012.

(5)	Includes 2,012,078 shares that Mr. Barclay has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014.

(6)	Includes 12,500 shares that Ms. Bowen has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Excludes 37,500 shares that are not exercisable within 60 days of February 28, 2014.

(7)	Includes 60,832 shares that Mr. Eagle has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Excludes 11,668 shares that are not exercisable within 60 days of February 28, 2014.

(8)	All securities beneficially owned by Mr. Hykes are held by the Hykes Family 2013 Irrevocable Trust. Includes 157,601 shares that the Hykes Family 2013 Irrevocable Trust has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Excludes 2,500 shares that are not exercisable within 60 days of February 28, 2014.

(9)	Includes 158,750 shares that Mr. Lowe has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Excludes 82,500 shares that are not exercisable within 60 days of February 28, 2014.

(10)	Includes 45,000 shares that Dr. Newman has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Excludes 15,000 shares units that are not exercisable within 60 days of February 28, 2014.

(11)	Includes 140,000 shares and warrants exercisable for up to an aggregate of 80,000 shares held by William R. Rohn and Mary Jane Rohn Family Trust dated August 12, 1999. Also includes 50,833 shares that Mr. Rohn has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Excludes 11,667 shares that are not exercisable within 60 days of February 28, 2014.

(12)	Includes 1,217,755 shares and warrants exercisable for up to an aggregate of 695,860 shares held Noowosh, L.P., for which Mr. Weinstein is a limited partner. Includes 12,500 shares that Mr. Weinstein has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Excludes 37,500 shares that are not exercisable within 60 days of February 28, 2014.

(13)	Includes 45,000 shares that Mr. Yared has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Excludes 15,000 shares or restricted stock units that are not exercisable within 60 days of February 28, 2014.

(14)	Includes 87,798 shares that Mr. Cathcart has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Excludes 337,502 shares or restricted stock units that are not exercisable within 60 days of February 28, 2014.

(15)	Includes 207,812 shares that Mr. Guido has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Excludes 345,325 shares or restricted stock units that are not exercisable within 60 days of February 28, 2014.

(16)	Consists solely of shares that Mr. Mariani has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Excludes 558,416 shares or restricted stock units that are not exercisable within 60 days of February 28, 2014.

(17)	Consists solely of shares that Mr. Sutton has the right to acquire upon the exercise of stock options within 60 days of February 28, 2014. Excludes 386,220 shares or restricted stock units that are not exercisable within 60 days of February 28, 2014.

(18)	Includes 3,709,011 shares issuable upon exercise of stock options or settlement of restricted stock units within 60 days of February 28, 2014. Excludes 2,460,922 shares or restricted stock units that are not exercisable within 60 days of February 28, 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section discusses our executive compensation policies and arrangements as they related in 2013 to Messrs. Barclay, Cathcart, Mariani, Guido and Sutton, whom we also refer to as our “named executive officers” or “NEOs”. The following discussion should be read together with the compensation tables and related disclosures set forth below.

Objectives of Hansen Medical’s Executive Compensation Program

We develop, manufacture and sell a new generation of medical robotics designed for accurate positioning, manipulation and stable control of catheters and catheter-based technologies. Our initial products were developed for the field of electrophysiology (EP) and first commercialized in 2007, and we subsequently expanded our catheter-based robotics technology into the field of vascular disease. Our flexible robotics system for peripheral vascular markets received regulatory clearance for sale in Europe in October 2011 and in the United States in June 2012.

Because our success, like that of many technology companies, is significantly influenced by the quality of our workforce, our goals are to attract and retain talented employees, maintain an executive compensation program that will fairly compensate those individuals and reward and incent them for achieving our business objectives, and align employees’ interests with those of our stockholders.

2013 Compensation Overview

Our named executive officers’ compensation consists of a combination of base salary, short-term incentives and long-term equity compensation, in addition to broad-based employee benefit programs and severance protection. With limited exceptions, we generally do not provide perquisites to our named executive officers. Each of these compensation elements is described in greater detail below.

In determining the amount and mix of compensation elements, our Board of Directors and Compensation Committee have historically relied on their judgment and experience in a rapidly changing business environment, rather than on rigid guidelines. While this experience and judgment continues to play an important role, in preparation for making 2013 compensation decisions, our Board of Directors and Compensation Committee undertook a review of the compensation of our executive officers and compared it to comparable market data from the 2012 Radford Global Technology Survey (the Radford Survey). The compensation of our Chief Executive Officer and Chief Financial Officer was also compared to the 50th percentile of the peer group described below. This analysis revealed that the total compensation levels (consisting of base salary, target short-term incentives and long-term equity incentives) of our named executive officers approximated the 50th percentile of the Radford Survey data and the 50th percentile of the peer group data, with base salaries and short-term incentives generally at or below the 50th percentile of the Radford Survey and peer group data and long-term incentives generally at or above the 50th percentile of the Radford Survey and peer group data.

We generally view the 50th percentile of the Radford Survey and peer group data (with respect to our Chief Executive Officer and Chief Financial Officer) as guidelines against which to compare the compensation of our named executive officers, in order to establish a compensation program that is likely to attract and retain employees. However, we may determine a higher or lower percentile is appropriate for an employee, based on relevant factors that include the employee’s years of relevant experience and performance. We also believe that assigning a higher weighting to long-term equity incentives should help align officers’ interests with the long-term interests of our stockholders. Although our Board of Directors and Compensation Committee believe it is useful to review comparative data as a reference point, they do not set compensation at a specific benchmark. In addition, we have no formal policies or guidelines for allocating compensation between short- and long-term incentives or cash and non-cash compensation, although we have typically relied more heavily on long-term, equity-based incentives to motivate, incentivize and retain our executive officers.

During 2013, we achieved a number of significant financial and operational milestones:

•	We commercialized a total of 14 robotic systems, our previously communicated full-year 2013 target;

•	We sold a record 2,857 catheters;

•	We estimated a record 3,210 procedures were performed, an increase of 19% from 2012;

•	We launched software upgrades for our MagellanTM and Sensei® systems, as well as a new Artisan Extend® Control Catheter product. We also extended the shelf-life of our existing Magellan Catheters;

•

We continued to demonstrate the clinical value of intravascular robotics with multiple publications, presentations by physicians, as well as through the performance of both live and clinical cases reflecting broad utility at multiple sites;

•

We received Investigational Device Exemption (IDE) approval from the U.S. Food and Drug Administration and subsequently enrolled our first patients for a new clinical trial for the use of our Sensei system and Artisan® catheters in the treatment of atrial fibrillation;

•	We continued to lower product costs through improved design and drove productivity gains through implementing LEAN manufacturing initiatives;

•	We completed a private placement of our common stock and warrants to purchase shares of our common stock which may provide up to $93 million in gross proceeds to the Company;

•	We entered into a new $33 million interest-only debt facility which replaced our existing debt facility and provides us with enhanced liquidity;

•	We expanded our medical robotics intellectual property portfolio through the issuance of 17 new U.S. patents and the filing of 31 new U.S. patent applications;

•

We received final court approval for the settlement of our consolidated securities class-action lawsuit related to the restatement of our financial statements that was first announced in October 2009; and

•	We strengthened our leadership team by hiring a new senior vice president of global sales.

Many of the achievements described above led to partial vesting of performance-contingent restricted stock units (or PSUs), which we granted to our named executive officers in lieu of a short-term cash incentive program. Like RSUs, PSUs provide the right to receive a specified number of shares of our common stock at no cost to the employee provided the employee remains employed by us when the PSUs vest.

Role of the Board and Compensation Committee

The Compensation Committee of our Board of Directors administers and oversees our compensation policies, plans and programs. It reviews and makes recommendations to our Board of Directors regarding the compensation of our Chief Executive Officer and the compensation of our non-employee directors, and it reviews and approves the compensation of our other executive officers.

During their respective deliberations and in reaching decisions related to compensation matters, our Board of Directors and Compensation Committee consider such matters as they deem appropriate, including our financial and operating performance, the specific responsibilities, achievements and anticipated future contributions of our executive officers, the alignment of interests between our executive officers and our stockholders, the performance of our common stock and our ability to attract and retain qualified individuals.

Role of the Chief Executive Officer

For executive compensation decisions, including decisions relating to the grant of equity awards, the Compensation Committee typically considers the recommendations of our Chief Executive Officer as manager of our executive team, and our Chief Executive Officer generally participates in the Compensation Committee’s deliberations about executive compensation matters. Our Chief Executive Officer does not participate, and is not present, in the deliberation or determination of his own compensation.

Role of Compensation Consultants and Advisors

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. In accordance with this authority and as described in the “Compensation Committee Processes and Procedures” section above, in both 2012 and 2013, the Compensation Committee retained J. Thelander Associates, an independent compensation consultant, to assist the Compensation Committee in its deliberations on compensation payable to our named executive officers. The Compensation Committee also considered input from J. Thelander Associates on compensation payable to non-employee members of our Board of Directors. J. Thelander Associates does not provide any services to management. However, the Company pays the cost for J. Thelander Associates’ services.

The nature and scope of services provided by J. Thelander Associates in 2013 included:

•	developing a peer group for use in executive compensation analysis;

•	providing advice regarding best practices and market trends in executive compensation;

•	assisting with the design of our equity compensation program, and other executive compensation arrangements, as needed; and

•	preparing for and attending Compensation Committee meetings, as requested by our Compensation Committee.

In addition, in 2013 the Compensation Committee retained Enright & Associates, an independent compensation consultant, to assist the Compensation Committee and the Board of Directors in conducting a 360 degree performance appraisal for Mr. Barclay.

Use of Peer Group and Comparative Data

As part of the 2013 compensation process, our Board of Directors and Compensation Committee, with input from J. Thelander Associates, established a peer group that it used in evaluating compensation for our Chief Executive Officer and Chief Financial Officer. The Compensation Committee did not use peer group data with respect to our other named executive officers because it found that the publicly available information for these companies did not include sufficient comparable data with respect to the officers’ specific positions. We selected these companies because, like us, each was a publicly traded (with the exception of Synovis Life Technologies, Inc. which was publicly traded prior to its acquisition in 2012) medical technology company with revenues of less than $300 million, market capitalization of less than $500 million, and, in general, were not profitable or had only recently achieved profitability. The companies include the eight companies from our 2012 peer group with the addition of AngioDynamics, Inc. and Vascular Solutions, Inc. in 2013 to broaden the available pool of peer company information. The complete peer group consists of:

Stereotaxis, Inc.	Cardica, Inc.

Spectranetics, Inc.	Accuray Incorporated

AtriCure, Inc.	LeMaitre Vascular, Inc.

CryoLife, Inc.	Synovis Life Technologies, Inc.

AngioDynamics, Inc.	Vascular Solutions, Inc.

Our Compensation Committee also reviewed compensation data provided by the Radford Survey for technology companies in the San Francisco Bay Area in evaluating compensation for all executive officers. We generally view the 50th percentile of the competitive market data as the relevant guideline against which to compare the compensation of our named executive officers, in order to establish a compensation program that is likely to attract and retain employees. However, we may determine a higher or lower percentile is appropriate, based on relevant factors that include the employee’s years of relevant experience and performance. We also believe that assigning a higher weighting to long-term equity incentives should help align officers’ interests with the long-term interests of our stockholders. However, although our Board of Directors and Compensation Committee believe it is useful to review comparative data as a reference point, they do not set compensation at a specific benchmark. In addition, we have no formal policies or guidelines for allocating compensation between short- and long-term incentives or cash and non-cash compensation, although we have typically relied more heavily on long-term, equity-based incentives to motivate, incentivize and retain our executive officers.

Stockholder Non-Binding Advisory Vote on Executive Compensation

More than 92% of the shares voted at our June 2011 annual meeting of stockholders were in favor of the compensation of our named executive officers. In light of strong stockholder support, our Compensation Committee has made no significant changes to the structure of our named executive officers’ compensation programs. In addition, as we evaluated our compensation practices throughout fiscal years 2012 and 2013, we were mindful of the strong support our shareholders expressed for our compensation practices and policies. As a result, our Compensation Committee decided to retain our general approach to executive compensation for fiscal years 2012 and 2013.

Compensation Elements

Base Salary. The base salaries paid to our named executive officers are designed to attract and retain a high quality, stable management team by providing a base level of compensation that generally is not subject to performance risk. Our named executive officers’ base salaries reflect the scope of their responsibilities, taking into account competitive market compensation paid by other medical device companies for similar positions, and are adjusted as necessary to recruit or retain specific individuals for certain positions. We generally review the base salaries of our named executive officers in December of each fiscal year in connection with a review of their performance, with any increase effective as of January 1 of the following year.

In December 2012, the Compensation Committee reviewed the base salaries for Messrs. Mariani and Guido. As part of this review, the Compensation Committee reviewed and considered 360 degree performance feedback and achievement against annual objectives for each named executive officer. In February 2013, the Board of Directors reviewed the base salary for our Chief Executive Officer. As part of this review, the Board of Directors considered the recommendations of the Compensation Committee, the performance appraisal conducted by Enright & Associates, and the Company’s performance against 2012 objectives.

Base salaries for Messrs. Cathcart and Sutton were determined at the time of their hire, which was November 2012 and January 2013, respectively. Their initial base salaries were the product of negotiation at the time they were hired, and ultimately determined at the discretion of the Compensation Committee, taking into account Radford Survey data, market information provided by executive recruiters and the relative base salaries of our other executive officers.

Base salaries for our named executive officers for our fiscal year 2013 (which, with respect to the increase for Mr. Barclay, was retroactive to January 1) were:

Named Executive Officer	2012 Base Salary	2013 Base Salary Effective 1/1/2013	Percentage Increase
Mr. Barclay	$467,000	$481,010	3%
Mr. Mariani	$277,200	$292,005	5%
Mr. Cathcart	N/A	$240,000	N/A
Mr. Guido	$230,000	$241,500	5%
Mr. Sutton	N/A	$275,000	N/A

Annual Incentive Compensation. Our annual incentive compensation program is designed to reward our management team for achieving, or achieving progress toward, discrete goals with a time horizon of one year or less. For sales employees (including Mr. Cathcart), our commission plan (as further described below) provides cash-based incentives that reward employees in direct proportion to the volume and value of goods, products and services sold.

As we have done in fiscal years since 2010, to conserve cash we did not implement a cash bonus program for 2013 for our non-sales executive officers. As he has done in fiscal years since 2010, Mr. Barclay again agreed in 2013 to forego the annual cash bonus opportunity for which he is eligible.

2013 PSU Program

In lieu of a cash bonus program, our Board of Directors granted to our Chief Executive Officer, and our Compensation Committee granted to our other named executive officers, PSUs as indicated below. The size of the award was intended to approximate the target cash bonus opportunity each officer might have otherwise been eligible to receive, using an assumed stock price of $2.08 per share, the fair market value of our stock on December 31, 2012.

The PSUs granted to our Chief Executive Officer were subject to vesting based on the achievement of sixteen weighted company-wide performance goals for 2013, which our Board of Directors approved in December 2012 and which are described below. Seventy-five percent of the PSUs granted to our other named executive officers were subject to vesting based on the achievement of these same company-wide goals, while the remaining twenty-five percent were subject to vesting based on the achievement of departmental goals, which our Board of Directors approved in December 2012 and which are described below.

The table below shows each named executive officer’s target bonus as a percentage of base salary, the number of PSUs granted to that officer and the number of PSUs that ultimately vested (as further described under “Goal Achievement” below).

Named Executive Officer	Target Bonus Opportunity as a Percentage of Base Salary	Number of PSUs Granted	Number of PSUs Vested
Mr. Barclay	50%	115,627	64,173
Mr. Mariani	40%	56,155	34,763
Mr. Cathcart	N/A	12,500	6,766
Mr. Guido	35%	40,637	24,027
Mr. Sutton	35%	40,385	24,483

Corporate Goals

The company-wide performance goals included eight objectives related to commercial goals, five related to development goals and three operational goals. These goals applied to all of our named executive officers’ PSUs:

Weighting
Commercial Goals

1. Specified number of annual of Magellan System revenue shipments in the U.S.	10%

2. Specified number of annual Sensei System revenue shipments in the U.S.	5%

3. Specified number of annual catheters sold in the U.S.	5%

4. Specified number of annual robotic procedures performed in the U.S.	5%

5. Specified number of annual Magellan System revenue shipments outside of the U.S.	10%

6. Specified number of annual Sensei System revenue shipments outside of the U.S.	5%

7. Specified number of annual catheters sold outside of the U.S.	5%

8. Specified number of annual robotic procedures performed outside of the U.S.	5%

Development Goals

9. Regulatory clearance of the new Magellan 6Fr catheter in Europe by November 30	5%

10. Regulatory clearance of the new Magellan 6Fr catheter in the U.S. by October 30	5%

11. Specified revenue per unit of Magellan 9Fr Catheter and accessories	10%

12. Enrollment of first patient in IDE clinical study for atrial fibrillation by June 30	5%

13. Completion of GLP study for Magellan 6Fr Catheter by December 31	5%

Operational Goals

14. Achieve target revenues by December 31	10%

15. Achieve target gross margin by December 31	5%

16. Achieve target cash balance as of December 31	5%

Goal Achievement

While we hoped to achieve all of the goals described above, they were intended to be stretch goals that drive value for us, requiring cross-functional support from throughout the Company. In February 2014, our Board of Directors and Compensation Committee determined that goals 6, 8, 11, 12 and 16 were achieved, resulting in vesting of 30% of the portion of the PSUs related to the achievement of company-wide goals. After considering progress made towards certain other goals and the company’s overall performance, particularly in the second half of our 2013 fiscal year, our Board of Directors and Compensation Committee exercised discretion such that an aggregate of 55.5% of the PSUs related to the achievement of company-wide goals became vested. The remaining 44.5% of these PSUs did not vest and were forfeited.

Departmental Goals

Twenty-five percent of the PSUs granted to each of Messrs. Mariani, Cathcart, Guido and Sutton were subject to vesting based on achievement of departmental milestones related to their functional areas of responsibility. These departmental goals, described below, are intended to set objective milestones which the Company strives to achieve in the given year.

Finance, Information Technology, Legal Affairs and Human Resources (Mr. Mariani). Mr. Mariani’s finance goals included upgrades and implementation of certain software and systems related to payroll and budgeting, the implementation of a new management reporting package, achievement of specified financial targets and transitioning certain finance reporting and expense disbursement functions from an outside vendor to departmental personnel. His information technology goals included creation and execution of strategic and continuity plans, and implementation of an incident response system and infrastructure to measure and maintain system responsiveness. Legal affairs goals included further expansion of our intellectual property portfolio, the implementation of a contracts approval process and contracts database, ensuring legal compliance with applicable laws including by developing an audit and tracking program and conducting departmental trainings, and evaluating our litigation team. The human resources goals included formalizing and centralizing the recruiting process and decreasing expense for outside recruitment services, implementing a human resources information management system, establishing an employee engagement committee and centralizing orientation processes for new hires. Our Board of Directors and Compensation Committee determined that the goal achievement for the four departments was 57%, 85%, 90% and 92.5%, respectively.

U.S. Commercial Operations and EMEA (Mr. Cathcart). Mr. Cathcart’s US commercial operations departmental goals related to a specified number of systems, catheter, procedure and pipeline targets for each region, the development and implementation of a clinical support program, conversion of five inactive accounts, development of a specified number of heavy users, establishment of a specified number of pilot programs and quarterly planning and review with every field-based employee. Mr. Cathcart’s EMEA departmental goals related to a specified number of systems, catheter and procedure targets in the EMEA region, completion of a specified number of clinical cases in the Middle East and achieving a specified operating expense target in the EMEA region. Our Board of Directors and Compensation Committee determined that the goal achievement for the two departments was 50% and 50%, respectively.

Marketing and Business Development (Mr. Guido). Mr. Guido’s departmental goals related to lead generation at industry trade shows, the creation and execution of certain marketing campaigns, tools and programs, product launch planning and implementation, a specified number of meetings of our scientific advisory board, creation of a training course for a physician or hospital to execute and a specified number of data publications and presentations. Our Board of Directors and Compensation Committee determined that the goal achievement for the department was 70%.

Engineering and Manufacturing (Mr. Sutton). Mr. Sutton’s engineering departmental goals related to product design, research and development milestones (including specified certification objectives) and certain catheter and accessories cost reduction targets. His manufacturing goals including certain systems cost reduction targets, implementation of an electronic data management system, implementation of certain process engineering methods, the selection and transfer to a new contract manufacturer for systems electronics, implementation of LEAN manufacturing for certain operations, creation of a dedicated service repair process and completion of a permitted fitness and exercise facility our employees. Our Board of Directors and Compensation Committee determined that the goal achievement for the two departments was 72% and 80%, respectively.

Commissions

During 2013, our sales employees, including Mr. Cathcart, were eligible to earn cash commissions. Mr. Cathcart’s 2013 commission opportunity was based on sales of our products both within and outside of the U.S. His commission opportunity with respect to robotic systems was 0.75% of orders up to a specified 2013 base revenue target and 1.5% of orders above such target. In addition, Mr. Cathcart was eligible to receive a 0.5% commission on CoHesion™ upgrades. Base revenue is defined as all systems, sales and new service contracts (including CoHesion upgrades) which are booked and shipped in the month. Mr. Cathcart’s commission opportunity also included a 0.5% bonus commission payment for any systems booked and shipped before June 30, 2013.

Mr. Cathcart was also eligible for quarterly bonuses based on the global number of clinical procedures performed using our catheters in our robotic system and global catheter sales targets. No quarterly bonus was earned unless at least 90% of the applicable target was met. With respect to both the procedure and catheter sale bonuses, the quarterly bonus amount was $3,750 if 90-94% of the applicable target was achieved, $4,688 at 95-99% of target, $6,250 at 100-109% of target and $7,188 at 110% or more of target.

During the second half of 2013, Mr. Cathcart’s commission and bonus opportunities were modified due to revised projections for systems, catheter and procedure targets for the year. We felt these changes were necessary to appropriately incentivize, and to retain, Mr. Cathcart. As a result, base revenue targets for our robotic systems were modified and procedure and catheter sales targets for the third and fourth quarters were reduced. In addition, Mr. Cathcart became eligible to earn quarterly procedure and catheter bonuses if targets were achieved with respect to either U.S. or non-U.S. sales regions, or both. This modification was made in order to better align Mr. Cathcart’s commission opportunity with quarterly procedure and catheter targets. With respect to both the procedure and catheter sale bonuses, the third and fourth quarterly bonus amount payable for achievement in each region was $1,875 if 90-94% of the applicable target was achieved, $2,344 at 95-99% of target, $3,125 at 100-109% of target and $3,594 at 110% or more of target.

The commission opportunities for Mr. Cathcart are included in the 2013 Grants of Plan-Based Awards Table. The actual commissions earned by Mr. Cathcart pursuant to these arrangements are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Equity-Based Incentive Awards

Our long-term equity compensation has historically consisted primarily of stock options. The Committee views stock options as an important component of executive compensation as they give our executive officers a continuing stake in our long-term success by allowing them to participate in the appreciation of our common stock while accepting personal accountability for our financial results. Because the exercise price of our stock options is equal to the fair market value of our common stock on the date of grant, the option grant will provide a return only if our common stock appreciates over the option term. Additionally, stock options provide a means of enhancing the retention of those executives, inasmuch as they are subject to vesting over an extended period of time.

The Committee has also awarded restricted stock units (or RSUs) as an additional element of compensation. We granted PSUs to our named executive officers in lieu of a cash incentive program. No other RSUs were awarded to named executives in 2013. RSUs provide the right to receive a specified number of shares of our common stock at no cost to the employee provided the employee remains employed by us when the RSUs vest. As a result, RSUs retain some value even if our stock price declines or does not appreciate significantly and help reduce dilution as typically the number of shares subject to an RSU award is smaller than the number of shares subject to an option.

Each employee typically receives an initial stock option grant at commencement of employment, and retention grants are generally considered on an annual basis. Initial stock option awards to newly hired employees are generally granted effective on the last trading day of the calendar month in which an employee commences employment with us (or, if later, the last trading day of the calendar month in which our Board of Directors or our Compensation Committee approves the grant). Twenty-five percent of the shares subject to such initial option vests on the first anniversary of the date of hire and thereafter 1/48th vests on a monthly basis over the next three years of service. Retention awards typically follow the same vesting schedule as initial stock option grants (in the case of options) or vest quarterly over four years from the date of grant (in the case of RSUs). The resulting overlapping vesting schedules from these awards, together with the number of shares subject to each award, help ensure a meaningful incentive to remain in our employ and to enhance stockholder value over time.

The size of the initial stock option grant is typically based in part on competitive conditions applicable to the individual’s position and is designed to offer executives a percentage ownership in the company as a whole. These ranges are recommended by management, based in part on the Radford Survey and peer group data, and are approved by our Compensation Committee. When establishing the size of the initial stock option grants to our named executive officers and subsequent awards, our Board of Directors and Compensation Committee consider the size of awards held by our other officers, the individual’s performance, potential for future retention, responsibility and promotion, competitive compensation data from the Radford Survey and the peer group, level of contribution, industry experience, and other factors they deem relevant. The relative weight given to these factors varies among individuals at the discretion of the Board of Directors and Compensation Committee.

2013 New Hire Equity Awards

In connection with the commencement of his employment in 2013, we granted Mr. Cathcart an option to purchase 300,000 shares of our common stock. Additionally, in connection with the commencement of his employment in December 2012, we granted Mr. Sutton an option to purchase 350,000 shares of our common stock. In both cases, these grants were the product of negotiations at the time they were hired and ultimately determined at the discretion of the Compensation Committee, taking into account their total compensation packages, historical new-hire equity awards granted to other officers, the relative size of equity awards held by our other executive officers and the Radford Survey data.

2013 Retention Equity Awards

Messrs. Barclay, Mariani and Guido each received a retention option in the first quarter of 2013. Messrs. Cathcart and Sutton were not granted a retention award as their employment with the Company had only recently begun. Mr. Barclay was granted an option to purchase 300,000 shares of our common stock, Mr. Mariani was granted an option to purchase 150,000 shares of our common stock and Mr. Guido was granted an option to purchase 75,000 shares of our common stock. The size of each award was determined at the discretion of the Board of Directors and Compensation Committee, after considering historical ongoing equity awards granted to our officers and the percentage ownership of the Company as a whole of each officer, as well as Radford Survey data and, with respect to Messrs. Barclay and Mariani, peer group data with respect to similar retention awards.

Severance Benefits

Our named executive officers are eligible for severance payments and vesting acceleration benefits pursuant to written retention agreements. We believe that severance protection is necessary to attract officers to us and important for the retention of these officers. In particular, these arrangements are intended to mitigate some of the risks that exist for executives working at a smaller public company and therefore help attract and retain qualified executives who could have other job alternatives at companies that appear less risky to them.

In March 2013, our Compensation Committee adopted a new form of retention agreement, effective for use with executive officers hired on or after January 1, 2013 (including Mr. Cathcart but excluding our chief executive officer). Pursuant to the revised form of retention agreement, severance benefits are reduced for executive officers who have not completed at least 12 months of continuous service with us, unless the termination of employment occurs within 12 months after a change in control of our company.

A summary of the material terms of the severance arrangements with our named executive officers, together with a quantification of the payments and benefits under these arrangements, may be found in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

In addition, pursuant to our 2006 Equity Incentive Plan, all of our employees’ equity awards (other than the Performance Stock Unit (PSU) awards granted in lieu of any 2013 cash bonus opportunity) will fully vest if they are not continued or replaced by an acquirer in connection with a change in control. We believe this protection is appropriate to keep our executives and employees focused on our business rather than on the potential risks they may perceive if we are acquired. At the same time, this provision allows an acquirer to maintain the incentive and retention value inherent in our equity awards by continuing them after a change in control.

Perquisites and Other Personal Benefits

Except as necessary to attract, retain or incentivize specific individuals, we generally do not provide perquisites or other personal benefits to our named executive officers other than those available to employees generally.

In recruiting Mr. Sutton in 2012, we offered him a housing and relocation allowance of $10,000 per month for one year to mitigate the impact of higher housing costs in the San Francisco Bay Area. Such allowance is immediately repayable to us in full if Mr. Sutton voluntarily resigns within 12 months of the date on which he commenced employment with us; 50% is immediately repayable if he voluntarily resigns within 24 months of such date.

Because Mr. Cathcart’s position as Senior Vice President of Global Sales involves significant travel, we offer him a monthly car allowance of $600.

Executive Officer Stock Ownership Guidelines

Our Board of Directors believes that our executive officers should have a significant financial stake in our company to help align their interests with those of our stockholders and to promote sound corporate governance. In December 2013, our Board of Directors (upon recommendation of our Compensation Committee) adopted stock ownership guidelines providing that each executive officer should own shares or certain share equivalents with a value equal to at least (i) the officer’s base salary, in the case of our chief executive officer and (ii) one-half of the officer’s base salary, in the case of all other executive officers. Executive officers have five years from the later of (i) December 11, 2013, or (ii) the date such individual commenced service as an executive officer to achieve this ownership level. Thereafter, compliance will be measured annually. At its discretion, our Board of Directors may waive this requirement if an executive officer would otherwise incur a hardship.

Financial Restatement

Our Compensation Committee has not adopted a policy on whether or not we will make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed if and when a need actually arises, when all of the facts regarding any such restatement are known.

Tax and Accounting Effects

We consider the impact of federal tax laws in developing and implementing our compensation programs, including Section 162(m) of the Internal Revenue Code. However, to maintain flexibility in compensating officers in a manner designed to promote varying corporate and governance goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. In particular, the deductibility of certain equity awards issued under our 2006 Equity Incentive Plan to our named executive officers may be limited. However, that limitation should not result in the current payment of increased federal income taxes by us due to our significant net operating loss carry-forwards. Our Board of Directors and Compensation Committee have and may continue to approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) if it determines that such action is appropriate and in our best interests. In addition, although we have not typically tailored our executive compensation program to achieve particular accounting results, our Compensation Committee considers the impact of the accounting treatment of stock-based awards when we make compensation decisions.

Compensation Committee Report(1)

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) contained in this proxy statement with management. Based on our Compensation Committee’s review of, and the discussions with management with respect to, the CD&A, our Compensation Committee on March 6, 2014 recommended to the Board of Directors that the CD&A be included in in this proxy statement.

From the members of our Compensation Committee:

William Rohn, Chairman

Kevin Hykes

Jack Schuler

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hansen Medical under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

Summary Compensation Table

The following summary compensation table shows, for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, information regarding the compensation awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer, and three other executive officers. We refer to these officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Option Awards ($)(1)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Bruce J Barclay(2)	2013	$481,010		$428,576	$151,321	(3)	—		—		$1,060,907
Former President and Chief Executive Officer	2012	$467,000		$841,673	$161,788		—		—		$1,470,461
	2011	$458,500		$79,503	$159,767		—		$169,587		$867,357

Peter J. Mariani	2013	$292,005		$214,288	$74,462	(3)	—		—		$580,755
Chief Financial Officer	2012	$277,200		$382,842	$61,170		—		$51,894		$773,106
	2011	$144,205		$538,508	$53,628		—		$54,167		$790,508

Robert Cathcart(4)	2013	$230,000	(5)	$417,587	$16,575	(3)	$59,564	(6)	—		$723,726
Senior Vice President of Global Sales

Joseph Guido	2013	$241,500		$107,144	$53,885	(3)	—		—		$402,529
Vice President, Marketing & Business Development	2012	$172,500		$688,502	$32,445		$45,128		—		$938,575

William Sutton(7)	2013	$275,000		—	$53,551	(3)	—		$110,000	(8)	$438,551
Chief Operating Officer

(1)	The amounts in this column represent the aggregate grant date fair value of option awards or stock awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 9 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 13, 2014 for a discussion of all assumptions made by us in determining the grant date fair values of our equity awards. In accordance with SEC rules, the grant date fair value of an award subject to performance conditions is based on the probable outcome of the conditions.

(2)	Mr. Barclay’s employment with us terminated on February 28, 2014.

(3)	Amount reflects the probable achievement of performance conditions applicable to performance-contingent restricted stock units (PSUs) granted to the officers. The maximum grant date fair value of these awards, assuming all of the milestones had been achieved, was $235,879 for Mr. Barclay, $114,556 for Mr. Mariani, $25,500 for Mr. Cathcart, $82,899 for Mr. Guido and $82,385 for Mr. Sutton.

(4)	Mr. Cathcart’s employment with us began on January 16, 2013.

(5)	Amount reflects prorated base salary for the applicable fiscal year in which the officer joined the Company.

(6)	Represents $59,564 from commissions pursuant to our sales commission plan, as described in greater detail in “Compensation Discussion and Analysis.”

(7)	Mr. Sutton’s employment with us began on December 11, 2012, but he first became one of our named executive officers in 2013.

(8)	Represents housing and relocation allowance. Pursuant to his letter agreement with us, Mr. Sutton must repay all of the allowance that he receives if he voluntarily resigns his employment within 12 months of his employment commencement date and 50% of the amount he receives if he voluntarily resigns his employment within 24 months of his employment commencement date.

2013 Grants of Plan-Based Awards

The following table sets forth certain information regarding each plan-based award granted to our named executive officers during the fiscal year ended December 31, 2013. Except as otherwise indicated in the footnotes below, all of the equity awards described below were made under our 2006 Equity Incentive Plan. For a description of the vesting acceleration applicable to the stock options and stock units granted to our named executive officers, see the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Name	Grant Date	Date of Board or Compensation Committee Approval		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)					Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Threshold ($)		Target ($)		Maximum ($)	Threshold (#)	Target (#)(1)
Mr. Barclay	3/4/13	2/6/13	(3)								300,000	(4)	$2.22	$428,576
Mr. Barclay	3/18/13	2/6/13	(5)						5,781	115,627				$153,321	(6)
Mr. Mariani	3/4/13	12/11/12	(3)								150,000	(4)	$2.22	$214,288
Mr. Mariani	3/18/13	2/6/13	(5)						175	56,155				$74,462	(6)
Mr. Cathcart	2/28/13	2/6/13	(7)								300,000	(8)	$2.16	$417,587
Mr. Cathcart	3/18/13	2/6/13	(5)						313	12,500				$16,575	(6)
Mr. Cathcart						$150,000	(9)
Mr. Cathcart				$1,875	(10)	$25,000		$28,752
				$1,875	(11)	$25,000		$28,752
Mr. Guido	3/4/13	12/11/12	(3)								75,000	(4)	$2.22	$107,144
Mr. Guido	3/18/13	2/6/13	(5)						508	40,637				$53,885	(6)
Mr. Sutton	3/18/13	2/6/13	(5)						252	40,385				$53,551	(6)

(1)	As described in greater detail in “Compensation Discussion and Analysis” our named executive officers were granted PSU awards in lieu of a 2013 cash bonus opportunity. The PSUs vested based on achievement of 2013 company-wide and departmental goals described in “Compensation Discussion and Analysis.” The amounts shown in the “threshold” column reflect the minimum amount payable if a single goal with the lowest weighting was achieved. The amounts shown in the “target” column reflect the amounts payable if all of the goals were achieved. No “maximum” amount applied to these awards. On February 11, 2014, our Board of Directors and Compensation Committee determined that 64,173 units vested with respect to Mr. Barclay, 34,781 units vested with respect to Mr. Mariani, 6,766 units vested with respect to Mr. Cathcart, 24,027 units vested with respect to Mr. Guido and 24,483 units vested with respect to Mr. Sutton.

(2)	The amounts in this column represent the aggregate grant date fair value of stock awards or option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 9 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 13, 2014, for a discussion of all assumptions made by us in determining the grant date fair values of our equity awards.

(3)	Pursuant to our general policy of not granting stock options when our officers and directors are precluded from trading under our insider trading policy, the option was granted effective as of the first trading day when our officers and directors were permitted to sell shares under our insider trading policy.

(4)	Option vests in equal monthly installments over 48 months of service following the grant date.

(5)	The PSU awards were granted effective on the date of our Registration Statement on Form S-8.

(6)	In accordance with SEC rules, the grant date fair value of an award subject to a performance condition is based on the probable outcome of the condition.

(7)	Pursuant to our policy for newly hired employees, the option was granted effective on the last trading day of the calendar month in which the employee commenced employment with us.

(8)	Option vests over four years of service from January 16, 2013 (the date on which Mr. Cathcart’s employment with us commenced), with 25% vesting upon completion of one year of service and in 36 equal monthly installments thereafter.

(9)	Reflects Mr. Cathcart’s commission opportunity based on sales of our robotic systems, as described in greater detail in “Compensation Discussion and Analysis.” The amount shown in the target column is based on achievement of target sales following the adjustment to his commission opportunity in the second half of our 2013 fiscal year. As originally structured, his target commission opportunity was $215,910. No “threshold” or “maximum” applies to this award.

(10)	Reflects Mr. Cathcart’s bonus opportunity based on sales of our catheters, as described in greater detail in “Compensation Discussion and Analysis.” The amount shown in the “threshold” column reflects the minimum bonus payable for a single quarter if 90% of the target number of catheters were sold for that quarter in a single region during the third or fourth quarter of our 2013 fiscal year. The amount shown in the “target” column reflects the amount payable if the target number of catheters were sold in all four quarters. The amount shown in the “maximum” column reflects the amount payable if 110% or more of the target number of catheters were sold in all four quarters.

(11)	Reflects Mr. Cathcart’s bonus opportunity based on the number of clinical procedures performed, as described in greater detail in “Compensation Discussion and Analysis.” The amount shown in the “threshold” column reflects the minimum bonus payable for a single quarter if 90% of the target number of procedures were performed for that quarter in a single region during the third or fourth quarter of our 2013 fiscal year. The amount shown in the “target” column reflects the amount payable if the target number of procedures were performed in all four quarters. The amount shown in the “maximum” column reflects the amount payable if 110% or more of the target number of procedures were performed in all four quarters.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Barclay	80,000(3)	0	$2.08	6/9/17
Mr. Barclay	1,487,497(4)	212,503	$2.08	6/9/17
Mr. Barclay	40,000(5)	0	$1.99	3/20/18
Mr. Barclay	151,247(6)	178,753	$3.35	2/26/19
Mr. Barclay	100,000(7)	100,000	$2.18	11/11/19
Mr. Barclay	56,250(8)	243,750	$2.22	3/3/20
Mr. Barclay					8,340(9)	$14,428
Mr. Barclay							115,627	$200,035
Mr. Mariani	225,000(10)	135,000	$3.03	6/19/18
Mr. Mariani	56,250(11)	93,750	$2.29	6/6/19
Mr. Mariani	62,500(7)	62,500	$2.18	11/11/19
Mr. Mariani	28,125(8)	121,875	$2.22	3/3/20
Mr. Mariani							56,155	$97,148
Mr. Cathcart	0(12)	300,000	$2.16	2/27/20
Mr. Cathcart							12,500	$21,625
Mr. Guido	104,165(13)	145,835	$3.16	4/29/19
Mr. Guido	62,500(7)	62,500	$2.18	11/11/19
Mr. Guido	14,062(8)	60,938	$2.22	3/13/20
Mr. Guido							40,637	$70,302
Mr. Sutton	87,500(14)	262,500	$2.08	12/9/19
Mr. Sutton							40,385	$69,866

(1)	Computed in accordance with SEC rules as the number of unvested units multiplied by the closing price of our common stock on the last trading day of the 2013 fiscal year, which was $1.73 on December 31, 2013. The actual value realized by the officer depends on whether the units vest and the future performance of our common stock.

(2)	The PSUs were granted to our named executive officers in lieu of a 2013 cash bonus opportunity and vested based on achievement of 2013 company-wide and departmental goals, as described in “Compensation Discussion and Analysis.” The amounts shown reflect target performance if all of the goals were achieved. On February 11, 2014, our Board of Directors and Compensation Committee determined that 64,173 units vested with respect to Mr. Barclay, 34,781 units vested with respect to Mr. Mariani, 6,766 units vested with respect to Mr. Cathcart, 24,027 units vested with respect to Mr. Guido and 24,483 units vested with respect to Mr. Sutton.

(3)	Represents the vested portion of a performance-based option granted to Mr. Barclay on June 9, 2010.

(4)	Option vests over four years of service from June 9, 2010, with 12.5% vesting upon completion of six months of service and in 42 equal monthly installments thereafter.

(5)	Represents the vested portion of a performance-based option granted to Mr. Barclay on February 27, 2011.

(6)	Option vests in equal monthly installments over 48 months of service (excluding service solely as a member of our Board of Directors) following February 9, 2012.

(7)	Fifty percent of the option vests upon completion of service through October 16, 2013, with the remaining 50% vesting upon completion of service through October 16, 2014, in each case, with respect to Mr. Barclay, excluding service solely as a member of our Board of Directors.

(8)	Option vests in equal monthly installments over 48 months of service following March 4, 2013.

(9)	RSUs vest quarterly over three years of service following June 9, 2011.

(10)	Option vests over four years of service from June 20, 2011, with 25% vesting upon completion of one year of service and in 36 equal monthly installments thereafter.

(11)	Option vests in equal monthly installments over 48 months of service following June 21, 2012.

(12)	Option vests over four years of service from January 16, 2013, with 25% vesting upon completion of one year of service and in equal monthly installments thereafter.

(13)	Option vests over four years of service from April 2, 2012, with 25% vesting upon completion of one year of service and in 36 equal monthly installments thereafter.

(14)	Option vests over four years of service from December 12, 2012 with 25% vesting upon completion of one year of service and in 36 equal monthly installments thereafter.

2013 Option Exercises and Stock Vested

None of our named executive officers exercised stock options during the 2013 fiscal year. The following table shows the RSUs held by our named executive officers that vested during the 2013 fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Barclay	67,799	$139,113
Mr. Mariani	20,148	$43,520
Mr. Guido	10,708	$23,129

(1)	Computed in accordance with SEC rules based on the fair market value of our common stock on the vesting date multiplied by the number of units vested and does not necessarily reflect proceeds received by the officer.

Potential Payments Upon Termination or Change-in-Control

Our named executive officers are party to retention agreements which entitle them to the severance payments and benefits described below.

Pursuant to his retention agreement, if we terminate Mr. Barclay’s employment without cause or he resigns for good reason, he will be entitled to a lump-sum cash severance payment equal to 12 months of his base salary, reimbursement of his COBRA premiums for up to 12 months and any earned but unpaid portion of his incentive bonus for the prior year. In the event that we terminate Mr. Barclay’s employment without cause or he resigns for good reason, in either case within 3 months prior to, or 12 months after, our change in control, Mr. Barclay will also be entitled to full acceleration of his equity awards.

Pursuant to their respective retention agreements, each of Messrs. Mariani, Cathcart, Guido and Sutton is entitled to cash severance equal to 6 months of base salary and reimbursement of COBRA premiums for up to 6 months if we terminate the officer’s employment without cause or the officer resigns for good reason, however these benefits may be reduced as described below in the event the termination occurs before the officer has completed 12 months of employment with us. In the event that we terminate the officer’s employment without cause or the officer resigns for good reason, in either case within 12 months after our change in control, the officer will also be entitled to a prorated annual target bonus and full acceleration of outstanding equity awards.

In the case of executive officers hired after January 2013, including Mr. Cathcart, the severance payment and benefits the officer is eligible to receive in connection with a termination during the officer’s first 12 months of employment are reduced unless a qualifying termination occurs within 12 months after a change in control. Absent a change in control, the officer is not eligible for any severance benefits during the first six months of the officer’s employment with us and the severance benefits the officer is eligible to receive in connection with a qualifying termination during the second six months of the officer’s employment are reduced by fifty percent.

All of the severance payments and benefits described above are contingent on the officer’s executing a general release of claims against us and, in the case of Mr. Barclay, his resignation from our Board of Directors.

All of our employees, including our named executive officers, also receive payment for accrued but unused vacation in the event of any termination of employment.

The following definitions are used in the retention agreements with our named executive officers:

“Cause” means an intentional unauthorized use or disclosure of our confidential information or trade secrets which causes material harm to us, a material breach by the officer of any agreement with us, a material failure to comply with our written policies or rules, the officer’s conviction of or plea to a felony, the officer’s gross negligence or willful misconduct, or the officer’s continued failure to perform assigned duties after receiving written notification of such failure from our Board of Directors.

“Change in Control” means a transaction or series of transactions in which any person acquires more than 50% of our voting stock, a change in a majority of our directors over a two-year period (excluding any new director whose nomination for election is approved by two-thirds of the existing directors), or a merger or asset sale unless our stockholders continue to own a majority of the voting stock of the resulting corporation and no one person or group owns 50% or more of the voting stock of the resulting corporation.

“Good Reason” means a material diminution in the officer’s authority, duties or responsibilities; a material change in the geographic location at which the officer must perform services for us and the following changes in the officer’s compensation: a material diminution in base salary other than in connection with certain across-the-board reductions in the compensation of the Company’s senior management (Mr. Barclay) and a material diminution in the officer’s base salary and target bonus other than in connection with certain across-the-board reductions in the compensation of the Company’s senior management (Messrs. Mariani, Cathcart, Guido and Sutton). With respect to Mr. Barclay, “Good Reason” also includes a requirement that he report to anyone other than the Board of Directors or the Chief Executive Officer of a successor company or our breach of Mr. Barclay’s employment agreement or retention agreement. The officer must provide us with written notice of the good reason condition within 90 days after it comes into existence, after which we will have 30 days to cure the good reason condition. If we do not cure the good reason condition, the officer may resign within 180 days following the initial existence of the good reason condition.

The following table estimates, with respect to our named executive officers, the amount of compensation and benefits payable to each of our named executive officers under the agreements described above, assuming a termination of employment occurred on December 31, 2013. No amounts are shown with respect to an executive’s entitlement to a prorated annual target bonus as no named executive officer had a cash incentive bonus opportunity for our fiscal year 2013.

Benefits and Payments upon Termination	Termination without Cause or resignation for Good Reason prior to, or more than 12 months after, a Change in Control	Termination without Cause or resignation for Good Reason within 12 months after a Change in Control(1)
Mr. Barclay
Compensation:
Salary	$481,010	$481,010
Accelerated vesting(2)	—	$214,463
Benefits and perquisites:
Health care(3)	$16,355	$16,355
Total:	$497,365	$497,365
Mr. Mariani
Compensation:
Salary	$146,003	$146,003
Accelerated vesting(2)	—	$97,148
Benefits and perquisites:
Health care(3)	$6,482	$6,482
Total:	$152,485	$152,485
Mr. Cathcart
Compensation:
Salary	$60,000	$120,000
Accelerated vesting(2)	—	$21,625
Benefits and perquisites:
Health care(3)	$4,120	$8,240
Total:	$64,120	$128,240
Mr. Guido
Compensation:
Salary	$120,750	$120,750
Accelerated vesting(2)	—	$70,302
Benefits and perquisites:
Health care(3)	—	—
Total:	$120,750	$120,750
Mr. Sutton
Compensation:
Salary	$137,500	$137,500
Accelerated vesting(2)	—	$69,866
Benefits and perquisites:
Health care(3)	$8,240	$8,240
Total:	$145,740	$145,740

(1)	With respect to Mr. Barclay, applies if he is subject to a termination without cause or resigns for good reason within 3 months prior to, or within 12 months after, a change in control.

(2)

Because all of the options held by our named executive officers have exercise prices greater than $1.73 per share, the closing price of our common stock on December 31, 2013 (the last trading day in 2013), no value was assigned to the acceleration of our named executive officers’ options. In the case of stock units, the value of vesting acceleration was calculated by multiplying the number of unvested stock units (including all performance stock units that were outstanding but unvested as of December 31, 2013) by $1.73, the closing price of our common stock on December 31, 2013.

(3)	Represents the cost of the executive’s monthly health care premiums (consisting of dental, medical and vision coverage) under COBRA for the severance period based on the rates in effect on December 31, 2013. For our fiscal year 2013, Mr. Guido opted out of all health care plans offered by Hansen.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2013:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	7,037,677	(1)	$2.93	(2)	5,493,368	(3)
Equity compensation plans not approved by security holders	2,060,000	(4)	$2.25		—

Total	9,097,677		$2.77		5,493,368

(1)	Includes 5,719,000 shares issuable upon exercise of outstanding options.

(2)	Does not take into account restricted stock units, which have no exercise price.

(3)

On January 1st of each year, the number of authorized shares under (a) the 2006 Equity Incentive Plan automatically increases by a number of shares equal to the lesser of (i) 3,500,000 shares, (ii) 4% of the outstanding shares on December 31st of the preceding calendar year, and (iii) such other lesser number as determined by the Board of Directors and (b) the 2006 Employee Stock Purchase Plan automatically increases by a number of shares equal to the lesser of (i) 2% of the outstanding shares on December 31st of the preceding calendar year, (ii) 750,000 shares of common stock, and (iii) such other lesser number as determined by the Board of Directors.

(4)	Represents options issued to our then current CEO and CFO upon the commencement of each of their employment with us. On June 9, 2010 we granted 1,700,000 options to our CEO at the then-current market price with a life of seven years. The shares vest over four years from the date of grant with 12.5% vesting six months from the option grant date and 1/42 of the remaining balance vesting each month thereafter. On June 20, 2011 we granted 360,000 options to our CFO at the then-current market price with a life of seven years. The shares vest over four years from the date of grant with 25% vesting one year from the option grant date and 1/36 of the remaining balance vesting each month thereafter.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related-Person Transactions Policy and Procedures

In February 2007, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and each significant stockholder. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Hansen and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

The following is a summary of transactions during 2013 in which the amount in the transaction exceeded $120,000, and in which any of our executive officers, directors or 5% stockholders at the time of the transaction had or will have a direct or indirect material interest, other than equity and other compensation, termination, change-in control and other arrangements which are described under the section entitled “Compensation Discussion and Analysis.”

2013 Private Placement Transaction. In August 2013, we sold 28,455,284 shares of our common stock and warrants to purchase an aggregate of 34,146,339 shares of our common stock in a private placement. The table below sets forth the number of shares of common stock and warrants to purchase shares of common stock purchased by our directors, executive officers and 5% stockholders and their affiliates. The terms of these purchases were the same as those provided to unaffiliated purchasers.

Investor	Aggregate Purchase Price	Aggregate Shares of Common Stock and Warrants to Purchase Shares of Common Stock Purchased	Percentage of Total Issued
Oracle Partners, LP	$8,033,068	12,806,342	20.5%
Oracle Institutional Partners, L.P.	$1,125,948	1,794,990	2.9%
Oracle Ten Fund Master, L.P.	$2,021,481	3,222,641	5.1%
Schuler Family Foundation	$12,917,123	20,592,516	32.9%
Marjorie L. Bowen	$76,877	122,557	*
Kevin Hykes	$39,268	62,601	*
Dr. Stephen L. Newman	$112,195	178,861	*
William R. Rohn and Mary Jane Rohn Family Trust dated August 12, 1999	$138,000	220,000	*
Noowosh, L.P.	$1,200,359	1,913,615	3.1%
Nadim Yared	$16,829	26,829	*

Total	$25,681,148

*	Represents less than 1%.

See “Security Ownership of Certain Beneficial Owners and Management” for additional information about the entities described above and elsewhere in this section.

Investor Rights Agreement. In connection with our August 2013 private placement transaction, we entered into an Investor Rights Agreement with certain holders of our common stock and warrants to purchase our common stock, including certain of our directors and 5% stockholders. Pursuant to this agreement, we granted such stockholders certain registration rights in connection with the common stock and warrants to purchase common stock purchased by them in the private placement. The agreement also provides that each stockholder will not buy or sell any shares of common stock for a one-year period following the closing date of the private placement, subject to certain exceptions. Additionally, pursuant to the agreement and following the closing of the private placement, the size of our Board was increased by one member and Jack Schuler was appointed to fill such position. We agreed to nominate Mr. Schuler or any other person nominated by Mr. Schuler and reasonably acceptable to us if he is unavailable, for so long as the Schuler Family Foundation (or an affiliate thereof) continues to beneficially own at least 50% of the shares and warrants initially issued to it in the private placement transaction. See the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” for additional information about Mr. Schuler and the Schuler Family Foundation.

Indemnification of Officers and Directors. We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, the indemnification agreements provide that so long as we maintain a directors and officers’ insurance policy, parties to our indemnification agreements will be covered by such directors and officers insurance. Since December 2012, our indemnification agreements with our non-employee directors have provided that upon their resigning as a non-employee director or the expiration of their term as a non-employee director, we will use commercially reasonable efforts to purchase a tail insurance policy providing liability insurance for the non-employee director for claims that would be covered by directors’ and officers’ insurance but for the policy limits of such insurance, with such tail insurance having an aggregate policy limit of not less than $5 million and a policy term of at least five years from the date the non-employee director ceases to be a director.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

PETER J. MARIANI
Chief Financial Officer

March 20, 2014

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013 is available without charge upon written request to: Corporate Secretary, Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043 or by accessing a copy through the Company’s website at http://www.hansenmedical.com/investor-relations/corporate-profile.php.

Hansen Medical, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

1. Election of Directors to hold office until the 2017 Annual Meeting:

For Withhold For Withhold

01 - Michael L. Eagle

02 - Christopher P. Lowe

2. To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Hansen Medical, Inc. for its fiscal year ending December 31, 2014.

3. Non-binding advisory vote to approve the compensation of our named executive officers.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH NOMINEE LISTED IN PROPOSAL 1, “FOR” WITH RESPECT TO PROPOSAL 2 AND “FOR” WITH RESPECT TO PROPOSAL 3.

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: http://www.hansenmedical.com/investor-relations/proxy-materials.php

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Proxy — Hansen Medical, Inc.

Notice of 2014 Annual Meeting of Stockholders – April 29, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF HANSEN MEDICAL, INC.

The undersigned hereby appoints Christopher P. Lowe and Peter J. Mariani and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hansen Medical, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders of the company to be held at 10:00 a.m. local time on April 29, 2014, at 800 East Middlefield Road, Mountain View, California 94043, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Continued and to be marked, dated and signed, on the other side.